Exhibit 2.1

EXECUTION VERSION

STOCK PURCHASE AGREEMENT

by and between

SPECIAL DIVERSIFIED OPPORTUNITIES INC.

and

INTERBORO LLC

Dated as of November 23, 2016

i

Table of Contents (continued)

Table of Contents (continued)

		Page

ARTICLE VI

CONDITIONS

Section 6.1	Conditions to Purchaser’s Obligations	51
Section 6.2	Conditions to Seller’s Obligations	52

ARTICLE VII

SURVIVAL; INDEMNIFICATION

Section 7.1	Survival of Representations, Warranties, Covenants and Agreements	53
Section 7.2	Indemnification of Purchaser	54
Section 7.3	Indemnification of Seller	54
Section 7.4	Effect of Materiality Qualifier	54
Section 7.5	Limitations	54
Section 7.6	Method of Asserting Claims	56
Section 7.7	Character of Indemnity Payments	57
Section 7.8	Exclusive Remedy	58

ARTICLE VIII

TAXES

Section 8.1	Tax Indemnity	58
Section 8.2	Post-Closing Tax Matters	59
Section 8.3	Transfer Taxes	61
Section 8.4	Tax Sharing Agreements	61
Section 8.5	Overlap	61

ARTICLE IX

TERMINATION OF AGREEMENT

Section 9.1	Termination	61
Section 9.2	Termination Due to Burdensome Condition	62
Section 9.3	Effect of Termination	62

ARTICLE X

MISCELLANEOUS

Section 10.1	Notices	63
Section 10.2	Entire Agreement	64
Section 10.3	Expenses	64
Section 10.4	Waiver	64

Table of Contents (continued)

EXHIBITS:

Exhibit A	Knowledge of Seller

Exhibit B	Knowledge of Purchaser

SCHEDULES:

Purchaser Disclosure Schedule

Seller Disclosure Schedule

STOCK PURCHASE AGREEMENT

This STOCK PURCHASE AGREEMENT, dated as of November 23, 2016, is made by and between Special Diversified Opportunities Inc., a Delaware corporation (“Purchaser”), and Interboro LLC, a Delaware limited liability company (“Seller”). Purchaser and Seller are sometimes collectively referred to herein as the “Parties” and individually referred to herein as a “Party”.

RECITALS

WHEREAS, Seller is the sole record and beneficial owner of all of the outstanding shares of common stock (the “Shares”) of Interboro Holdings, Inc., a Delaware corporation (the “Company”);

WHEREAS, the Shares represent all of the outstanding capital stock of the Company;

WHEREAS, the Company and its Subsidiaries are engaged in the underwriting, brokering, sale and administration of automobile insurance (the “Business”); and

WHEREAS, Seller wishes to sell, and Purchaser wishes to cause its wholly-owned subsidiary, Pillar General Inc., a Delaware corporation (“Pillar General”) to purchase, the Shares on the terms and subject to the conditions set forth in this Agreement.

NOW, THEREFORE, in consideration of the mutual covenants, conditions and agreements set forth herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Seller and Purchaser agree as follows:

ARTICLE I

DEFINITIONS

Section 1.1           Definitions.

(a)          As used in this Agreement, the following terms shall have the following meanings:

“Action” means any legal, administrative, arbitration or other similar proceeding, claim, action or governmental or regulatory investigation of any nature.

“Affiliate” means, with respect to any Person, any other Person that directly, or indirectly through one or more intermediaries, controls, is controlled by or is under common control with the Person specified. The term “control” (including the terms “controlling,” “controlled by” and “under common control with”) means possession, direct or indirect, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise.

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“Agreement” means this Stock Purchase Agreement, together with the Exhibits attached hereto, the Seller Disclosure Schedule and the Purchaser Disclosure Schedule.

“Books and Records” means originals or copies of all books and records (including documents and data), in whatever form maintained, in the possession or control of the Seller, the Company or any of its Subsidiaries to the extent that they primarily pertain or relate to the assets, liabilities, properties, business, conduct and operations of the Company or its Subsidiaries, including all Permits held by the Company and its Subsidiaries, all corporate records of the Company and its Subsidiaries, statutory filings as required under applicable Law, administrative records, claim records, sales records, underwriting records, financial records, Tax records, compliance records, complaint logs, litigation files and personnel records of the Employees, excluding any such books and records of the Company or its Subsidiaries not in the possession of the Company or its Subsidiaries as a result of external legal counsel representing Seller, the Company or its Subsidiaries, and all files of the Company or its Subsidiaries maintained by external legal counsel and in its possession as of the date of the Agreement as a result of representation of Seller, the Company or its Subsidiaries (all such excluded books and records, the “Excluded Books and Records”).

“Business Day” means any day other than a day on which commercial banks located in New York, New York are authorized or required to be closed for the conduct of regular banking business.

“Business Material Adverse Effect” means any event, occurrence, fact, condition, circumstance, effect or change that is or could reasonably be expected to become, individually or in the aggregate, materially adverse to (a) the business, results of operations, condition (financial or otherwise) or assets of the Company or its Subsidiaries, or (b) the ability of Seller to perform its obligations under this Agreement in a timely manner or to consummate the transactions contemplated hereby on a timely basis; provided, however, that “Business Material Adverse Effect” shall not include any event, occurrence, fact, condition, circumstance, effect or change, to the extent arising out of or attributable to: (i) general economic or political conditions; (ii) conditions generally affecting the automobile insurance business; (iii) any changes in financial, banking or securities markets in general, including any disruption thereof and any material decline in the any U.S. market index or any change in prevailing U.S. interest rates; (iv) acts of war (whether or not declared), armed hostilities or terrorism, or the escalation or worsening thereof; (v) any action required by this Agreement or any action taken (or omitted to be taken) at the written request of Purchaser, except as contemplated by Section 5.3; (vi) any changes in applicable Laws or accounting rules (including GAAP); (vii) the public announcement, pendency or completion of the transactions contemplated by this Agreement; (viii) any failure by the Company or its Subsidiaries to meet any internal or published projections, forecasts or revenue or earnings predictions (provided that the underlying causes of such failures (subject to the other provisions of this definition) shall not be excluded); (ix) any downgrade or withdrawal of any rating by Demotech, Inc., and (subject to the other provisions of this definition) solely with respect to a determination of whether the condition set forth in Section 6.1(c) has been satisfied, any net loss or any decrease in Statutory Surplus (provided that the underlying causes of such downgrade or withdrawal shall not be excluded) or (x) the termination of employment of any individual Employee by the Employee or the Company or its Subsidiaries (but not the aggregate number of Employees terminated); provided further, however, that any event, occurrence, fact, condition, circumstance, effect or change referred to in clauses (i) through (iv) or (vi) immediately above shall be taken into account in determining whether a Business Material Adverse Effect has occurred or could reasonably be expected to occur to the extent that such event, occurrence, fact, condition, circumstance, effect or change has a disproportionate effect on Seller, the Company or its Subsidiaries compared to other participants in the automobile insurance industry.

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“Closing” means the closing of the sale and purchase of the Shares as contemplated by this Agreement.

“Code” means the Internal Revenue Code of 1986, as amended.

“Company Benefit Plan” means a Plan that provides compensation or employee benefits of any kind for or to Employees that the Company or its Subsidiaries, or any ERISA Affiliate, sponsors, maintains or contributes to, or with respect to which the Company or any of its Subsidiaries, or any ERISA Affiliate, has any liability, contingent or otherwise.

“Company Intellectual Property” means all Intellectual Property that is owned by the Company or its Subsidiaries.

“Company IP Agreements” means all material licenses, sublicenses, consent to use agreements, settlements, coexistence agreements, covenants not to sue, permissions and other Contracts (including any right to receive or obligation to pay royalties or any other consideration) relating to Intellectual Property to which any of the Company or any of its Subsidiaries is a party, beneficiary or otherwise bound, other than licenses for commercial off-the-shelf software involving payments by the Company or any of its Subsidiaries of $100,000 or less on an annual or aggregate basis.

“Company IP Registrations” means Company Intellectual Property that is subject to any issuance registration, application or other filing by, to or with any Governmental Authority or authorized private registrar in any jurisdiction, including registered trademarks, domain names and copyrights, issued and reissued patents and pending applications for any of the foregoing.

“Confidentiality Agreement” means that certain Confidentiality Agreement, dated as of September 12, 2016, between Special Diversified Opportunities Inc. and Seller.

“Contracts” means all agreements, contracts, commitments and undertakings, indentures, notes, bonds, loans, instruments, licenses, leases, mortgages or arrangements that are legally binding.

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“Covered Taxes” means any Taxes (i) payable or due with respect to the Company or any of its Subsidiaries for any Pre-Closing Tax Period, (ii) imposed as a result of the Company or any of its Subsidiaries having been a member of any consolidated, combined or affiliated group of companies pursuant to any provision of joint and several liability under Treasury Regulations Section 1.1502-6 and any corresponding or similar provision of state, local, or foreign applicable Law, (iii) imposed by reason of the Company or any of its Subsidiaries having liability for Taxes of another Person arising under principles of transferee or successor liability or by contract as a result of events occurring before the Closing or (iv) arising from or attributable to any inaccuracy in or breach of any representation or warranty made in Section 3.5.

“Data Input Inaccuracies” means inaccuracies or omissions in (i) the inputting of factual data, including data (and omission of data) relating to the inventory of Insurance Contracts in force, the terms of such Insurance Contracts, the relevant information related to the insureds of such Insurance Contracts and transactions related thereto, or (ii) the coding, compilation or aggregation of such factual data.

“Domiciliary Regulator” means the New York State Department of Financial Services.

“Employees” means on any date all officers, directors, managers, consultants and employees of the Company or any Subsidiary thereof who on such date have formerly been, within the past five (5) years or are employed by the Company or any Subsidiary, whether actively employed, on approved leave of absence or layoff or on salary continuation, sickness, accident, disability or military leave.

“Encumbrances” means any and all liens, charges, security interests, mortgages, pledges, equitable interest, option, easement, encroachment, right of way, right of first refusal, or other encumbrances.

“Environmental Laws” means any applicable Law which relates to or otherwise imposes liability or standards of conduct concerning environmental protection, health and safety of persons, discharges, emissions, releases or threatened releases of any noises, odors or Hazardous Materials into ambient air, water or land, or otherwise relating to the manufacture, processing, generation, distribution, use, treatment, storage, disposal, cleanup, transport or handling of Hazardous Materials, including the Comprehensive Environmental Response, Compensation and Liability Act, as amended by the Superfund Amendments and Reauthorization Act, as amended, the Occupational Safety and Health Act, as amended, the Resource Conservation and Recovery Act, as amended, the Toxic Substances Control Act, as amended, the Federal Water Pollution Control Act, as amended, the Clean Water Act, as amended, any so-called “Superlien” law, and any other similar federal, state or local law.

“Environmental Permits” means all Permits, approvals, identification numbers, licenses and other authorizations required under any Environmental Law.

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“ERISA” means the Employee Retirement Income Security Act of 1974, as amended, and the rules and regulations promulgated thereunder.

“ERISA Affiliate” means any Person required at any particular time to be aggregated with the Company under Sections 414(b), (c), (m) or (o) of the Code or Section 4001 of ERISA.

“GAAP” means United States generally accepted accounting principles.

“Governmental Authority” means any federal, state, local or foreign government or political subdivision thereof, or any agency or instrumentality of such government or political subdivision, or any self-regulatory organization or other non-governmental regulatory authority or quasi-governmental authority (to the extent that the rules, regulations or orders of such organization or authority have the force of law), or any arbitrator, court or tribunal of competent jurisdiction.

“Hazardous Material” means any (i) hazardous substance, toxic substance, hazardous waste or pollutant (as such terms are defined by or within the meaning of any Environmental Law), (ii) material or substance which is regulated or controlled as a hazardous substance, toxic substance, pollutant or other regulated or controlled material, substance or matter pursuant to any Environmental Law, (iii) petroleum, crude oil or fraction thereof, (iv) asbestos-containing material, (v) polychlorinated biphenyls, (vi) lead-based paint or (vii) radioactive material.

“Indemnified Party” means any Person claiming indemnification under any provision of Article VII.

“Indemnifying Party” means any Person against whom a claim for indemnification is being asserted under any provision of Article VII.

“Insurance Company” means Maidstone Insurance Company, an insurance company domiciled in the State of New York.

“Insurance Contract” means any insurance policy or contract written or assumed by the Company with respect to the Business and entered into with a customer or policyholder.

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“Intellectual Property” means any and all United States and foreign rights in: (a) patents (including design patents, industrial designs and utility models), patent applications (including docketed patent disclosures awaiting filing, reissues, divisions, renewals, provisionals, continuations, continuations-in-part and extensions), and patent disclosures awaiting filing determination; (b) registered trademarks, service marks, trade names, Internet domain names, trade dress, logos, business and product names, slogans, acronyms, tag-lines, social media usernames, and other digital identifiers and other indicia of origin, and any goodwill associated and symbolized therewith and applications to register or renew the registration of any of the foregoing; (c) registered copyrights and applications to register or renew the registration of any of the foregoing; and (d) the following to the extent not registered Intellectual Property: (i) unregistered trademarks, service marks, trade names, trade dress, logos, business and product names, slogans, acronyms, tag-lines and other similar designations of source or origin, any common law rights therein, and any goodwill associated therewith; (ii) unregistered copyrights, rights in copyrightable subject matter in published and unpublished works of authorship, and any common law rights therein; (iii) inventions, processes, methods, algorithms, models, tools, Software architectures, discoveries, techniques, designs, formulae, trade secrets and know-how and any confidential information related thereto; (iv) rights in Software; (v) datasets, databases and related documentation; and (vi) all similar intellectual property rights and tangible embodiments of any of the foregoing (in any media, including electronic media, now known or later developed).

“IRS” means the United States Internal Revenue Service.

“IT Systems” means the hardware, Software, data, databases, data communication lines, network and telecommunications equipment, Internet-related information technology infrastructure, wide area network and other information technology equipment, owned, leased or licensed by the Company or any of its Subsidiaries.

“knowledge” with respect to Seller means the knowledge of those natural Persons set forth on Exhibit A and with respect to Purchaser means the actual knowledge of those natural Persons set forth on Exhibit B, in each case, after reasonable inquiry of direct reports.

“Law” means any statute, law, ordinance, regulation, rule, code, order, constitution, treaty, common law, judgment, writ, injunction, decree, other requirement or rule of law of any Governmental Authority.

“Leakage” means any of the following (other than as expressly contemplated by this Agreement and disclosed to Purchaser prior to the Closing Date):

(a)          any dividend or other distribution of capital or income declared, paid or made (whether in cash or in assets) or any repurchase, redemption, repayment or return of share or loan capital (or any other relevant securities) by the Company or any of its Subsidiaries to or for the benefit of Seller or any of its Affiliates (other than the Company or its Subsidiaries);

(b)          any payment made by the Company or its Subsidiaries to or for the benefit of Seller or any of their Affiliates (other than the Company or its Subsidiaries);

(c)          the waiver or release by the Company or its Subsidiaries of any amount owed to the Company or its Subsidiaries by Seller or any of its Affiliates;

(d)          any employment bonus or equivalent sum paid by the Company or its Subsidiaries to any Person who is an officer or Employee of the Company or its Subsidiaries that is not a payment in the ordinary course of business consistent with past practices. For the avoidance of doubt, annual bonuses paid by the Company or its Subsidiaries to a Person who is an officer or Employee of the Company or its Subsidiaries with respect to 2016 shall be deemed not to be Leakage to the extent such bonuses are awarded in the ordinary course of business consistent with past practices;

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(e)          the creation of any Encumbrance over the assets of the Company or its Subsidiaries in favor of Seller or any of its Affiliates;

(f)          the assumption by the Company or its Subsidiaries of any Liability of Seller or any of their Affiliates or any undertaking to assume, indemnify, guarantee or secure any such Liability;

(g)          the collection by Seller or any of its Affiliates (other than the Company or its Subsidiaries) of any amount owed to the Company or its Subsidiaries, including in respect of salvage, subrogation, insurance proceeds or other recoveries;

(h)          the purchase or sale or other transfer by the Company or its Subsidiaries from or to Seller or any of its Affiliates (other than the Company or its Subsidiaries) of any assets;

(i)          any advisers’ fees, commissions, out of pocket costs or out of pocket expenses borne by the Company or its Subsidiaries to the extent in relation to the transactions contemplated by this Agreement;

(j)          the agreement or undertaking by the Company or its Subsidiaries to do any of the matters set out in paragraphs (a) to (i) above; or

(k)          the payment of any fees, costs or Tax incurred or paid by, or withheld from, the Company or its Subsidiaries as a result of the occurrence of any of those matters set out in paragraphs (a) to (j) above.

“Lease” means any lease, leasehold interest, sublease or license, including any amendment with respect thereto, pursuant to which the Company or any of its Subsidiaries uses or holds any material Leased Real Property.

“Leased Real Property” means the real property leased by the Company or any of its Subsidiaries, as tenant, and used to operate the Business, together with all buildings and other structures, facilities or improvements currently located thereon, all fixtures thereto, and all easements, licenses, rights and other appurtenances relating to the foregoing.

“Liability” means any and all liabilities, obligations, debts and commitments of any kind, character or description, whether asserted or unasserted, known or unknown, secured or unsecured, absolute or contingent, accrued or unaccrued, matured or unmatured or otherwise.

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“Losses” means (i) any and all losses, damages, fines, fees, penalties, deficiencies, Liabilities, claims, demands, judgments, settlements, interest, awards and costs and expenses (including reasonable expenses of collection, reasonable attorneys’ fees and disbursements and the cost of enforcing any right to indemnification hereunder and the cost of pursuing any insurance providers), (ii) any incidental, indirect or consequential damages, losses or liabilities, and any lost profits or diminution in value in each case to the extent available under applicable Law, whether or not involving a Third Party Claim, and (iii) any punitive or exemplary damages, but only to the extent owed to a third party in respect of a Third Party Claim.

“Malware” means any virus, Trojan horse, time bomb, key-lock, spyware, worm, malicious code or other software program designed to or able to, without the knowledge and authorization of the Company or any of its Subsidiaries, disrupt, disable, harm, interfere with the operation of or install itself within or on any Software, computer data, network memory or hardware.

“Permit” means any permit, license, franchise, approval, consent, registration, clearance, variance, exemption, order, certificate or authorization by or of any Governmental Authority.

“Permitted Encumbrances” means (i) Encumbrances for Taxes or other governmental charges not yet due and payable or which are being contested in good faith and for which adequate accruals or reserves have been established under GAAP or SAP, as applicable; (ii) mechanics’, carriers’, warehousemen’s, workers’ and other similar Encumbrances; (iii) easements, rights of way, building, zoning and other similar encumbrances or title defects and that do not materially impair the use of the underlying property in the ordinary course and (iv) Encumbrances set forth in Section 1.1 of the Seller Disclosure Schedule.

“Person” means any natural person, corporation, general partnership, limited partnership, limited or unlimited liability company, proprietorship, trust, joint venture, other business entity or Governmental Authority.

“Plan” means any employment, consulting, bonus, incentive compensation, deferred compensation, pension, profit-sharing, retirement, stock bonus, stock purchase, stock option, stock ownership, stock appreciation rights, phantom stock or other equity-based arrangement, leave of absence, layoff, vacation, day or dependent care, legal services, cafeteria, life, health, medical, dental, vision, welfare, accident, disability, workmen’s compensation or other insurance, severance, separation, termination, change of control, retention, collective bargaining or other benefit plan, understanding, agreement, practice, policy or arrangement of any kind, whether written or oral, and whether or not subject to ERISA, including any “employee benefit plan” within the meaning of Section 3(3) of ERISA.

“Pre-Closing Tax Period” means any Tax period ending on or before the Closing Date and, with respect to a Straddle Period, the portion of such Straddle Period ending on the Closing Date.

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“Producer” means any producer, broker, agent, general agent, managing general agent, master broker agency, broker general agency, financial specialist or other Person responsible for marketing or producing Insurance Contracts on behalf of the Company or any of its subsidiaries prior to the Closing.

“Producer Contracts” means any written contract or agreement entered into by the Company or any Subsidiary with respect to the Business and the solicitation and sale of Insurance Contracts.

“Purchaser Material Adverse Effect” means a material adverse effect on the enforceability of Purchaser’s obligations under this Agreement or Purchaser’s ability to perform its obligations under this Agreement in a timely manner or to consummate the transactions contemplated by this Agreement without material delay.

“Real Property” means the real property owned, leased or subleased by any of the Company or its Subsidiaries, together with all buildings, structures and facilities located thereon.

“Reinsurance Contracts” means all Contracts, treaties, facultative certificates, policies or other arrangements, to which the Company is a party or by which the Company is bound or subject, providing for ceding or assumption of reinsurance, excess insurance or retrocession, including, without limitation, all reinsurance policies, and retrocession agreements, in each case as such Contract, treaty, facultative certificate, policy or other arrangement may have been amended, modified or supplemented irrespective of how such arrangement is accounted for.

“Representative” means, with respect to any Person, any and all directors, officers, managers, employees, consultants, financial advisors, counsel, accountants and other agents or representatives of such Person.

“Restricted Business” means the automobile insurance or reinsurance business.

“Restricted Jurisdictions” means each of Arizona, California, Colorado, Connecticut, Delaware, the District of Columbia, Idaho, Illinois, Maine, Massachusetts, Montana, Nevada, New Jersey, New Mexico, New York, Ohio, Oregon, Pennsylvania, South Carolina, Texas, Utah, Vermont, Washington and West Virginia.

“SAP” means statutory accounting principles prescribed or permitted for insurance companies by the New York State Department of Financial Services applied on a consistent basis throughout the periods involved, except where such accounting practices have been amended, supplemented or otherwise prescribed by such Department.

“Software” means all computer software, including but not limited to application software, system software, firmware, middleware, mobile digital applications, assemblers, applets, compilers and binary libraries, including all source code and object code versions of any and all of the foregoing, in any and all forms and media.

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“Statutory Surplus” means, as of any date of determination, an amount equal to the surplus as regards policyholders of the Insurance Company as of such date as would be required to be reflected in line 37, column 1 in the “Liabilities, Surplus and Other Funds” section of the 2015 NAIC Annual Statement Blank or the successor to such line number, as calculated based on a balance sheet prepared in accordance with SAP, applied consistently with past practice.

“Straddle Period” means any Tax period that begins before and ends after the Closing Date.

“Subsidiary” means, with respect to any Person, any other Person (i) of which the first Person owns directly or indirectly more than 50% of the equity interest in the other Person; (ii) of which the first Person or any other Subsidiary of the first Person is a general partner; or (iii) of which securities or other ownership interests having ordinary voting power to elect a majority of the board of directors or other persons performing similar functions with respect to the other Person are at the time owned by the first Person and/or one or more of the first Person’s Subsidiaries.

“Tax” or “Taxes” means any federal, state, local, or foreign income, gross receipts, license, payroll, employment, excise, severance, stamp, occupation, premium, windfall profits, environmental (including taxes under Code Section 59A), customs duties, capital stock, franchise, profits, withholding, payroll, social security (or similar), unemployment, workers’ compensation, disability, real property, personal property, sales, use, transfer, registration, value added, alternative or add-on minimum, estimated, or other similar tax, duty, fee, assessment or governmental charge of any kind whatsoever, including any interest, penalties, or additions thereto, whether disputed or not.

“Tax Authority” means the IRS and any other state, local or foreign Governmental Authority responsible for the administration of any Taxes.

“Tax Benefit” means, with respect to any Loss, the net reduction in cash Taxes, if any, actually realized by the Indemnified Party or its Affiliates in the year of such Loss, treating the applicable tax item as the last item used in calculating such net reduction in cash Taxes and taking into account the actual or anticipated receipt of the related indemnity payment.

“Tax Return” means any return, declaration, report, claim for refund or information return or statement required to be filed with respect to Taxes, including any schedule or attachment thereto, and including any amendment thereof.

“WARN Act” means the United States Worker Adjustment and Retraining Notification Act of 1988, as amended, and any applicable state or local mass layoff or plant-closing Law.

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Section 1.2           Other Defined Terms and Rules of Construction.

(a)          Other terms defined are in the other parts of this Agreement indicated below:

“Actuarial Memoranda”	3.23(a)
“Annual Statements”	3.6(b)
“Balance Sheet”	3.6(a)
“Balance Sheet Date”	3.6(a)
“Business”	Recitals
“Capital Contribution”	5.3(d)
“Cap”	7.5(c)
“Closing Date”	2.3
“Company”	Recitals
“Company Claims”	5.7
“Current Employees”	3.9(a)
“Deductible”	7.5(a)
“Direct Claim”	7.6(c)
“Excluded Books and Records”	1.1
“Financial Statements”	3.6(a)
“Fundamental Representations”	7.1(a)
“GAAP Financial Statements”	3.6(a)
“Interim Balance Sheet”	3.6(a)
“Interim Balance Sheet Date”	3.6(a)
“Interim Financial Statements”	3.6(a)
“Interim GAAP Financial Statements”	5.11(a)
“Interim SAP Financial Statements”	5.11(a)
“Material Contract”	3.13(a)
“Money Laundering Laws”	3.21
“Nixon Peabody”	10.14(a)
“Novation Agreement”	5.15
“OFAC”	3.21
“Open Source Software”	3.14(g)
“Parties”	Preamble
“Party”	Preamble
“Pillar General”	Recitals
“Post-Closing Tax Period”	8.1(c)(i)
“Purchaser Burdensome Condition”	5.3(d)
“Privacy Statement”	3.14(j)
“Purchase Price”	2.2
“Purchaser”	Preamble
“Purchaser Disclosure Schedule”	Article IV
“Purchaser Indemnified Parties”	7.2
“Purchaser Review Period”	9.2(a)
“Quarterly Statements”	3.6(b)
“SAP Financial Statements”	3.6(b)
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“Seller”	Preamble
“Seller Burdensome Condition”	5.3(d)
“Seller Disclosure Schedule”	Article III
“Seller Indemnified Parties”	7.3
“Seller Insurance Policies”	5.7
“Seller Review Period”	9.2(b)
“Shares”	Recitals
“Tax Proceeding”	8.2(d)
“Termination Date”	9.1(d)
“Third Party Claim”	7.6(a)
“Use”	3.14(j)
“WISP”	3.14(j)

(b)           For the purposes of this Agreement, except to the extent that the context otherwise requires:

(i)          when a reference is made in this Agreement to an Article, Section, Exhibit or Schedule, such reference is to an Article or Section of, or an Exhibit or Schedule to, this Agreement unless otherwise indicated;

(ii)         the table of contents and headings for this Agreement are for reference purposes only and do not affect in any way the meaning or interpretation of this Agreement;

(iii)        whenever the words “include,” “includes” or “including” (or similar terms) are used in this Agreement, they are deemed to be followed by the words “without limitation”;

(iv)        the words “hereof,” “herein” and “hereunder” and words of similar import, when used in this Agreement, refer to this Agreement as a whole and not to any particular provision of this Agreement;

(v)         all terms defined in this Agreement have their defined meanings when used in any certificate or other document made or delivered pursuant hereto, unless otherwise defined therein;

(vi)        the definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms;

(vii)       if any action is to be taken by any Party hereto pursuant to this Agreement on a day that is not a Business Day, such action shall be taken on the next Business Day following such day;

(viii)      references to a Person are also to its permitted successors and assigns; and

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(ix)         the use of “or” is not intended to be exclusive unless expressly indicated otherwise.

(c)          This Agreement is the product of negotiation by the parties having the assistance of counsel and other advisors. It is the intention of the parties that neither Party shall be considered the drafter hereof and that this Agreement not be construed more strictly with regard to one Party than to any other.

ARTICLE II

PURCHASE AND SALE OF SHARES

Section 2.1            Purchase and Sale. At the Closing, upon the terms and subject to the conditions of this Agreement, Seller will sell, transfer, assign, convey and deliver to Pillar General, and Purchaser will cause Pillar General to purchase and accept from Seller, the Shares free and clear of all Encumbrances as contemplated in this Article II.

Section 2.2            Purchase Price. The purchase price to be paid to Seller for the Shares at the Closing shall be $2,500,000 minus any Leakage received by Seller or its Affiliates (other than the Company and its Subsidiaries) from (and including) the Balance Sheet Date through (and including) the Closing Date (the total consideration paid to Seller pursuant to this Section 2.2, the “Purchase Price”).

Section 2.3            Closing. Subject to the terms and conditions of this Agreement, the Closing shall be held at the offices of Nixon Peabody LLP, 100 Summer Street, Boston, Massachusetts, at 10:00 a.m. local time, on the last Business Day of the calendar month in which the last of the conditions set forth in Article VI has been satisfied or waived (other than conditions that, by their nature, are to be satisfied at the Closing, but subject to the satisfaction or waiver of those conditions at such time); provided that if the last such condition is satisfied or waived later than the second Business Day immediately preceding the last Business Day of a calendar month, then the Closing shall be held on the last Business Day of the following month; and provided, further, that the Closing may be held such other time or place as Purchaser and Seller mutually agree (the date on which the closing occurs, the “Closing Date”).

Section 2.4           Closing Date Deliveries. (1) At the Closing:

(a)           Purchaser will deliver or cause to be delivered to Seller:

(i)          the Purchase Price by wire transfer of immediately available funds to such account as Seller may direct at least two (2) Business Days prior to the Closing Date; and

(ii)         a certificate, dated the Closing Date and duly executed by an authorized officer of Purchaser, in form and substance reasonably satisfactory to Seller, to the effect that the conditions specified in Sections 6.2(c) and (d) have been fulfilled.

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(b)          Seller will deliver to Purchaser:

(i)          stock certificate(s) evidencing the Shares, in each case endorsed in blank or with an executed blank stock power attached sufficient to vest good and valid title to the Shares in Purchaser, free and clear of any Encumbrances;

(ii)         written resignations of all directors (or equivalent persons) and officers of the Company and each of its Subsidiaries, in each case, effective as of the Closing Date and in form and substance reasonably acceptable to Purchaser;

(iii)        a certification in the form contained in Section 1.1445-2(b)(2)(iv)(B) of the United States Department of the Treasury Regulations to the effect that Seller is not a “foreign person;”

(iv)        a certificate, dated the Closing Date and duly executed by an authorized officer of Seller, in form and substance reasonably satisfactory to Purchaser, to the effect that the conditions specified in Sections 6.1(c) and (d) have been fulfilled;

(v)         all material Books and Records of the Company and its Subsidiaries not already in the possession of the Company or its Subsidiaries; and

(vi)        such other documents, instruments or certificates as Purchaser may reasonably request.

(2)          On the Closing Date, but following the Closing, Purchaser shall make or cause to be made the Capital Contribution to the Insurance Company.

Section 2.5           Purchase Price Allocation. Unless otherwise required by Law, no Party shall take a position on any Tax Return inconsistent with the allocation of the total Purchase Price to the Shares.

Section 2.6           Withholding. Purchaser shall be entitled to deduct and withhold any Taxes required by Law to be deducted or withheld from any payments to the Seller hereunder, and any amounts so withheld or deducted shall be treated as paid to Seller for all purposes of this Agreement. If the Purchaser is required by Law to deduct or withhold any Taxes from any payment to the Seller hereunder, the Purchaser shall (i) promptly (but no later than five (5) Business Days before such payment) notify the Seller in writing as to the basis for and amount of any such deduction or withholding and (ii) reasonably cooperate with the Seller (including providing to the Seller any appropriate statements, forms or other documents) to reduce or eliminate such deduction or withholding). Purchaser shall provide reasonable evidence of the payment of any amounts withheld to the relevant Tax Authority.

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ARTICLE III

REPRESENTATIONS AND WARRANTIES

OF SELLER

Seller represents and warrants to Purchaser, except with respect to each Section of this Article III, for such disclosures as are set forth in the section of the disclosure schedule delivered by Seller to Purchaser prior to the execution and delivery of this Agreement (the “Seller Disclosure Schedule”) that corresponds to such Section in this Article III (it being understood that disclosure of any matter in any section of the Seller Disclosure Schedule shall be deemed disclosed for other Sections in this Article III to the extent the relevance of such disclosure to such other Sections in this Article III is reasonably apparent on the face of such disclosure), as of the date hereof and as of the Closing Date, as follows:

Section 3.1           Organization and Qualification of Seller. Seller is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and has all requisite corporate power and authority to own, license, use, lease and operate its assets and properties and to carry on its business (including the Business) as it is now being conducted.

Section 3.2           Authority; Non-Contravention; Approvals.

(a)          Seller has all requisite corporate power and authority to execute and deliver this Agreement and to perform its obligations and the transactions contemplated by this Agreement. The execution and delivery of this Agreement and the performance by Seller of its obligations and the transactions contemplated by this Agreement have been approved by the board of directors of Seller, and no other corporate or other proceedings on the part of Seller are necessary to authorize the execution and delivery of this Agreement by Seller and the performance by Seller of its obligations and the transactions contemplated by this Agreement. This Agreement has been duly executed and delivered by Seller and, assuming the due authorization, execution and delivery of this Agreement by Purchaser, constitute, or upon their execution will constitute, legal, valid and binding obligations of Seller, enforceable against Seller in accordance with their respective terms.

(b)          The execution and delivery by Seller of this Agreement and the performance by it of its obligations and the transactions contemplated by this Agreement will not (i) conflict with or result in a breach of any provision of the certificate of incorporation or bylaws (or similar organizational documents) of Seller or the Company or its Subsidiaries, (ii) require any consent of or other action by any Person under, result in a violation or breach of or constitute a default (or an event which, with or without notice or lapse of time or both, would constitute a default) under, result in the creation or imposition of an Encumbrance (other than a Permitted Encumbrance) upon any property, assets or rights of Seller, the Company or any of its Subsidiaries pursuant to, or result in the termination, cancellation, acceleration or other change of any right or obligation or the loss of any benefit under any contract or other instrument of any kind to which Seller or the Company or any of its Subsidiaries is now a party or by which any of their respective properties, assets or rights are bound or any Permit affecting the assets or business of the Company and its Subsidiaries or (iii) violate any Law applicable to Seller, the Company or any of its Subsidiaries or any of their respective assets other than, in the case of clauses (ii) and (iii) above, as have not had and would not reasonably be expected to have, individually or in the aggregate, a Business Material Adverse Effect.

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(c)          Except as set forth in Section 3.2(c) of the Seller Disclosure Schedule, no material declaration, filing or registration with, or notice to, or authorization, consent, order or approval of, any Governmental Authority or other Person is required to be obtained or made in connection with or as a result of the execution and delivery and performance of this Agreement by Seller or the consummation by Seller, the Company or their respective Affiliates of the transactions contemplated by this Agreement.

Section 3.3           Capital Stock of the Company and its Subsidiaries.

(a)          The authorized capital stock of the Company consists of 5,000 shares of common stock, no par value per share, of which only the Shares are issued and outstanding. Seller is the record and beneficial owner of the Shares and owns the Shares free and clear of all Encumbrances, except for any Encumbrances created by this Agreement and restrictions on transfer under federal and state securities laws. Upon the delivery of the Shares by Seller to Purchaser in the manner contemplated under Article II, and the payment by Purchaser of the Purchase Price to Seller, Purchaser will acquire the beneficial and sole and exclusive legal title to the Shares, free and clear of all Encumbrances, except for restrictions on transfer under federal and state securities laws or Encumbrances created or incurred by Purchaser or its Affiliates. All of the Shares have been duly authorized, validly issued, fully paid and are non-assessable, were offered, issued and sold in compliance with all applicable Laws, were not issued in violation of and are free of any preemptive rights, rights of first refusal or similar restrictions. There are no: (i) outstanding securities convertible into or exchangeable for equity interests of the Company; (ii) options, warrants, calls, subscriptions or other rights, agreements or commitments obligating the Company to issue, transfer, purchase or sell any equity interests of the Company; (iii) voting trusts, proxies, or other agreements or understandings to which the Company is a party or by which the Company is bound with respect to the voting, transfer or other disposition of equity interests of the Company or (iv) contractual obligations or commitments of any character restricting the transfer of, or requiring the registration for sale of any shares of capital stock of or other voting or equity interests of the Company.

(b)          Section 3.3(b) of the Seller Disclosure Schedule sets forth for each Subsidiary the amount of its authorized capital stock, the amount of its outstanding capital stock and the record and beneficial owners of its outstanding capital stock, and there are no other shares of capital stock or other equity securities of any Subsidiary issued, reserved for issuance or outstanding. There are no: (i) outstanding securities convertible into or exchangeable for equity interests of any of the Subsidiaries; (ii) options, warrants, calls, subscriptions or other rights, agreements or commitments obligating the Company or its Subsidiaries to issue, transfer, purchase or sell any equity interests of any of the Subsidiaries; (iii) voting trusts, proxies, or other agreements or understandings to which the Company is or its Subsidiaries are party or by which the Company or its Subsidiaries are bound with respect to the voting, transfer or other disposition of equity interests of any of the Subsidiaries or (iv) contractual obligations or commitments of any character restricting the transfer of, or requiring the registration for sale of any shares of capital stock of or other voting or equity interests of any of the Subsidiaries. All the outstanding shares of capital stock of each Subsidiary have been duly authorized, validly issued, fully paid and are non-assessable, were offered, issued and sold in compliance with all applicable Laws, were not issued in violation of and are free of any Encumbrances, preemptive rights, rights of first refusal or similar restrictions. Other than the Subsidiaries set forth in Section 3.3(b) of the Seller Disclosure Schedule, the Company does not directly or indirectly own any equity interest in any other Person, except for investment assets held in the ordinary course of business that do not constitute an interest of more than 5% of the total equity interests in any such Person.

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(c)          The Company and its Subsidiaries have no outstanding indebtedness for borrowed money, and there are no outstanding guarantees by the Company or any of its Subsidiaries of indebtedness for borrowed money of any other Person. Neither the Company nor any of its Subsidiaries has outstanding bonds, debentures, notes or, other than as referred to in this Section 3.3, other securities, the holders of which have the right to vote (or which are convertible into or exercisable for securities having the right to vote) with the stockholders of the Company on any matter.

Section 3.4           Corporate Organization of the Company and its Subsidiaries. Each of the Company and its Subsidiaries are duly organized, validly existing and in good standing under the laws of its state of formation or incorporation and has all necessary corporate power and authority to carry on its business as now being conducted and to own, use, lease and license its properties, assets and rights. The Company and its Subsidiaries are duly qualified, licensed or admitted to do business and in good standing in every jurisdiction in which such qualification, licensing or admission is necessary because of the nature of the property owned, leased or operated by it or the nature of the business conducted by it, except where the failure to do so has not had and would not reasonably be expected to have, individually or in the aggregate, a Business Material Adverse Effect. Seller has made available to Purchaser complete and correct copies of the certificate of incorporation, by-laws, corporate minute books and stock ledgers of the Company and its Subsidiaries as currently in effect, and each of the Company and its Subsidiaries are not in violation of any provision of such documents.

Section 3.5           Taxes.

(a)          All income and other material Tax Returns required to be filed by, or on behalf of or with respect to, the Company or any of its Subsidiaries have been timely filed and are complete and correct in all material respects. All Taxes that have become due, whether or not shown as due on such Tax Returns, have been duly and timely paid. No written notices respecting asserted or assessed deficiencies for any Tax have been received by the Company or any of its Subsidiaries for any Tax periods that are unresolved as of the Closing Date, and no Tax Authority has threatened to assert any such deficiencies. There is no audit, examination or investigation by any Tax Authority presently pending or, to the knowledge of Seller, threatened with respect to the Company or any of its Subsidiaries, and neither the Company nor any of its Subsidiaries is a party to any action or proceeding by any Tax Authority for the assessment or collection of Taxes, nor has any such event been asserted or threatened in writing, and neither the Company nor any of its Subsidiaries is currently pursuing an appeal of any Tax imposed against it. The Company and each of its Subsidiaries have made all withholdings of Taxes required to be made under all applicable United States, foreign, state and local Tax regulations and such withholdings have either been paid to the respective governmental agencies or set aside in accounts for such purpose, or accrued, reserved against, and entered upon the books of the Company or its Subsidiaries.

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(b)          Seller has furnished or made available to Purchaser true and complete copies of all income and other material Tax Returns filed by the Company and each Subsidiary with respect to the three most recent taxable years.

(c)          Other than with respect to the affiliated group of which the Company is the parent, neither the Company nor any Subsidiary (i) has been a member of an affiliated, consolidated, combined or unitary group for purposes of filing Tax Returns or paying Taxes or (ii) has any liability for the Taxes of any Person under Treasury Regulations Section 1.1502-6 (or any similar provision of law), as a transferee or successor, by contract, or otherwise.

(d)          No claim has been made in writing by a Tax Authority in the last five taxable years in a jurisdiction where the Company or any Subsidiary does not file Tax Returns that the Company (or such Subsidiary) is or may be subject to taxation by that jurisdiction.

(e)          Neither the Company nor its Subsidiaries has waived any statute of limitations with respect to Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency (other than a waiver or extension which is no longer in effect).

(f)          Neither the Company nor its Subsidiaries is party to or bound by, or has any liability for the Taxes of any Person under, any Tax sharing agreement or Tax indemnity agreement, other than the agreement set forth in Section 3.5(f) of the Seller Disclosure Schedule.

(g)          Neither the Company nor its Subsidiaries has participated in any transaction that, as of the date hereof, is a “listed transaction” within the meaning of Treasury Regulations Section 1.6011-4(c).

(h)          No private letter rulings or closing agreements have been applied for or obtained by any of the Company or any Subsidiary that will have any effect on the Tax Returns, Tax positions or other filings of the Company or any Subsidiary subsequent to the Closing Date.

(i)          Neither the Company nor any of its Subsidiaries has been, nor will any of them be, required to include any item of income in, or exclude any item of deduction from, taxable income for any Tax period (or portion thereof) ending after the Closing Date (i) pursuant to Section 481 or 263A of the Code or any comparable provision under state, local or foreign Tax Laws as a result of transactions, events, or accounting methods employed prior to the transactions contemplated hereby, (ii) as a result of any installment sale or open transaction disposition made on or prior to the Closing Date, (iii) as a result of any prepaid amount received on or prior to the Closing Date or (iv) any election pursuant to Section 108(i) of the Code or any comparable provision of state, local or foreign Tax Law.

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(j)          Neither the Company nor any of its Subsidiaries has been a “distributing corporation” or a “controlled corporation” within the meaning of Section 355 of the Code (x) in the two years prior to the date of this Agreement or (y) in a distribution that could otherwise constitute a “plan” or “series of related transactions” in conjunction with the transaction contemplated by this Agreement.

(k)          The representations and warranties made in this Section 3.5 are the only representations and warranties made by Seller or the Company or its Subsidiaries with respect to matters relating to Taxes.

Section 3.6           Financial Statements.

(a)          Complete copies of (i) consolidated audited financial statements consisting of the consolidated balance sheets including the Company and its Subsidiaries as of December 31 in each of the years ending 2014 and 2015, the related consolidated statements of operations and income and retained earnings, and cash flows for the years then ended on such dates (each of the foregoing financial statements, including the notes thereto, are referred to collectively as the “Financial Statements”), and (ii) unaudited financial statements that include the consolidated balance sheet of the Company and its Subsidiaries as at June 30, 2016 and September 30, 2016 and the related statements of operations and income and retained earnings and cash flows for the three (3)-month periods then ended (the “Interim Financial Statements” and together with the Financial Statements, the “GAAP Financial Statements”) are set forth in Section 3.6(a) of the Seller Disclosure Schedule. The GAAP Financial Statements have been prepared in accordance with GAAP applied on a consistent basis throughout the periods involved, subject, in the case of the Interim Financial Statements, to normal and recurring year-end adjustments (the effect of which will not be materially adverse). The GAAP Financial Statements are based on the Books and Records of the Company and its Subsidiaries, and fairly present the financial condition of the Company and its Subsidiaries as of the respective dates they were prepared and the results of their operations and their cash flows for each of the periods indicated. The consolidated balance sheet of the Company and its Subsidiaries as of December 31, 2015 is referred to herein as the “Balance Sheet” and the date thereof as the “Balance Sheet Date” and the consolidated balance sheet of the Company and its Subsidiaries as of September 30, 2016 is referred to herein as the “Interim Balance Sheet” and the date thereof as the “Interim Balance Sheet Date”. Seller and the Company and its Subsidiaries maintain a standard system of accounting established and administered in accordance with GAAP. At the Closing Date, all Books and Records required for the conduct of the business and operations of the Company and its Subsidiaries as currently conducted will be in the possession of the Company or its applicable Subsidiary or otherwise delivered to the Purchaser. To the knowledge of Seller, the Books and Records of the Company and its Subsidiaries contain no material Data Input Inaccuracies.

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(b)          Seller has heretofore delivered to Purchaser complete and correct copies of the Annual Statements, both audited and unaudited, of the Insurance Company filed with the Domiciliary Regulator for the years 2013, 2014 and 2015, together with all exhibits and schedules thereto (the “Annual Statements”). Seller has furnished, and will furnish to Purchaser, as soon as practicable after their preparation, complete and correct copies of each Quarterly Statement of the Insurance Company filed with the Domiciliary Regulator for periods up through the quarter ended September 30, 2016 and all exhibits and schedules thereto (the “Quarterly Statements”, and together with the Annual Statements, the “SAP Financial Statements”). The SAP Financial Statements of the Insurance Company have been prepared in accordance with SAP throughout the periods involved and in accordance with the Books and Records of the Insurance Company, except as expressly set forth or disclosed in the notes, exhibits or schedules thereto. The SAP Financial Statements fairly and accurately present the assets, liabilities and capital and surplus of the Insurance Company, as of the dates thereof in accordance with SAP, applied consistently with past practice, and the results of its operations, changes in surplus and cash flows for each of the periods indicated, subject, in the case of the Quarterly Statements, to normal year-end adjustments. There are no permitted practices used by the Insurance Company in the preparation of the SAP Financial Statements. All permitted practices have been approved by the Domiciliary Regulator in writing at or prior to the time used by the Insurance Company in connection with the applicable SAP Financial Statements and such approval is currently in effect without an expiration date. No material deficiency has been asserted by any Governmental Authority with respect to any of the SAP Financial Statements that has not been resolved to the satisfaction of the applicable Governmental Authority prior to the date hereof.

(c)          The Company and its Subsidiaries have devised and maintained systems of internal accounting controls sufficient to provide reasonable assurances that (i) all transactions are executed in accordance with management’s specific authorization or in accordance with written policies and procedures, (ii) all transactions are recorded as necessary to permit the preparation of financial statements in conformity with GAAP or SAP, as applicable, and to maintain proper accounting for items, (iii) access to their property and assets is permitted only in accordance with management’s specific authorization or in accordance with written policies and procedures and (iv) recorded accountability for items is compared with actual levels at reasonable intervals and appropriate action is taken with respect to any differences.

(d)          From (and including) the Balance Sheet Date to (and including) the Closing Date, neither Seller nor its Affiliates have received any Leakage and there has been no arrangement or agreement that has or is reasonably expected to result in any Leakage from (and including) the Balance Sheet Date through (and including) the Closing Date.

Section 3.7           Undisclosed Liabilities. The Company and its Subsidiaries have no Liabilities, except (a) for Liabilities reflected, disclosed or reserved against in the Balance Sheet or disclosed in the notes thereto as of the Balance Sheet Date and (b) for Liabilities incurred after the Balance Sheet Date in the ordinary course of business consistent with past practice that have not had and would not reasonably be expected to have, individually or in the aggregate, a Business Material Adverse Effect.

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Section 3.8           Absence of Certain Changes, Events and Conditions. Except as disclosed in Schedule 3.8 of the Seller Disclosure Schedule from the Balance Sheet Date to the date of this Agreement, (a) the Company and the Subsidiaries have conducted their businesses in the ordinary course (other than with respect to its activities in connection with the proposed sale of the Company and the negotiation, execution and performance of this Agreement) and (b) there has not been any event or change (including any disposal of material assets or business operations or the termination of any Material Contract) that has had or would reasonably be expected to have, individually or in the aggregate, a Business Material Adverse Effect. Since the Balance Sheet Date to the date hereof, neither the Company nor any of its Subsidiaries has taken any action or failed to take any action that, if taken after the date hereof, would constitute a breach of Section 5.1.

Section 3.9           Labor Relations.

(a)          Section 3.9(a) of the Seller Disclosure Schedule is a complete and accurate list of all Employees as of the date hereof (“Current Employees”), listing: most recent hire or rehire dates, leave status as applicable, job title, location and the rate of compensation (including the portions thereof attributable to salary, bonus and other compensation, respectively) as of the Interim Balance Sheet Date.

(b)          There is no unfair labor practice, grievance, charge, arbitration, complaint, lawsuit or other employment-related proceeding pending or, to the knowledge of Seller, threatened against or affecting the Company or any of its Subsidiaries.

(c)          Except as set forth in Section 3.9(c) of the Seller Disclosure Schedule, the Company and its Subsidiaries, are each in material compliance with all applicable Laws respecting labor, employment, workers’ compensation, occupational safety and health requirements, plant closings, withholding of taxes, employment discrimination, disability rights or benefits, equal opportunity, labor relations, immigration matters, Form I-9 matters, employee leave issues, unemployment insurance and related matters, terms and conditions of employment, and wages and hours, and, to the knowledge of Seller, none of them have engaged in any material unfair labor practices. To the knowledge of the Seller, all individuals who provide services to the Company or any of its Subsidiaries have at all times been accurately classified by the Company or such Subsidiaries with respect to such services as an employee or a non-employee, and as exempt from overtime rules or not so exempt.

(d)          None of the Company or its Subsidiaries is a party to, otherwise bound by, subject to or has any liability with respect to, any collective bargaining agreement, labor union contract, or other arrangement or understanding with a labor union or labor organization, and there are no unions other organizations representing, purporting to represent or attempting to represent any Employees, nor does Seller know of any activities or proceedings of any labor union or other Person to organize any Employees. There is no labor strike, labor dispute, slowdown, work stoppage or lockout pending or, to the knowledge of Seller, threatened against or affecting the Company or its Subsidiaries that could reasonably be expected to result in a material liability to the Company or any of its Subsidiaries.

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(e)          Neither the Company nor any of its Subsidiaries has effectuated a “plant closing” or “mass layoff” as those terms are defined in the WARN Act, affecting in whole or in part any site of employment, facility, operating unit or Employee, without complying with all provisions of the WARN Act, or implemented any early retirement, separation or window program within the twelve (12) months prior to the date of this Agreement, nor has the Company or any of the Subsidiaries announced any such action or program for the future.

Section 3.10         Compliance with Laws. Except as disclosed in Section 3.10(a) of the Seller Disclosure Schedule, since January 1, 2013, the Company and each of its Subsidiaries have complied, and are now complying, with all Laws applicable to it or its business, properties, assets or rights in all material respects. Except as disclosed in Section 3.10(b) of the Seller Disclosure Schedule, the Company and its Subsidiaries have not at any time since January 1, 2013, (i) received any written or to the knowledge of Seller, oral notice or other written or, to the knowledge of the Seller, oral communication from any Governmental Authority regarding any actual or alleged material violation of, or failure on the part of the Company or its Subsidiaries to comply in all material respects with, any Law or (ii) to the knowledge of Seller, been placed under investigation with respect to any material violation of any Law.

Section 3.11         Litigation and Proceedings.

(a)          Other than Actions arising in the ordinary course of business from or related to the obligations of the Insurance Company under any Insurance Contract (that in each case make claims only for amounts within policy limits and make no claims for extra-contractual obligations) that affect Seller (solely with respect to the Business), the Company or any of its Subsidiaries or any of their respective properties, assets or rights, there (i) are no pending or, to the knowledge of Seller, threatened, Actions against or otherwise affecting Seller (solely with respect to the Business), the Company or any of its Subsidiaries or any of their respective properties, assets or rights, (ii) is not any Action challenging the validity or propriety of, or that have the effect of preventing, materially delaying or making illegal or otherwise interfering with any of the transactions contemplated by this Agreement and (iii) is no injunction, order, judgment, decree, award or regulatory restriction imposed upon Seller (solely with respect to the Business), the Company, or any of the Subsidiaries or any of their respective properties, assets or rights which (x) restricts the ability of Seller, the Company, or any of its Subsidiaries to conduct the Business in the ordinary course of business consistent with past practices, (y) enjoins or would reasonably be expected to have the effect of preventing any of the transactions contemplated by this Agreement or (z) resulting in, or that would reasonably be expected to result in any loss to the Company or any of its Subsidiaries, individually or in the aggregate of $100,000 or more.

Section 3.12         Permits.

(a)          As of the date of this Agreement, all material Permits required for the Company and the Subsidiaries to own or lease, operate and use their respective assets or properties or conduct business in each of the jurisdictions in which the Company or such Subsidiaries conducts or operates business in the manner conducted as of the date hereof have been obtained by it and are valid and in full force and effect. The Company and its Subsidiaries are, and at all times since January 1, 2013 has been, in material compliance with all of the terms and requirements of each such Permit. Section 3.12(a) of the Seller Disclosure Schedule lists each such Permit and the issuing Governmental Authority, and, as applicable, the types of insurance products for which each Permit applies.

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(b)          With respect to the Permits of the Company and its Subsidiaries, the Company and its Subsidiaries have not at any time between January 1, 2013 and the date hereof received any written or to knowledge of Seller, oral notice from any Governmental Authority regarding any actual or proposed revocation, suspension or termination of, or material modification to, any such Permit, in each case other than any such item that has been cured or otherwise resolved to the satisfaction of such Governmental Authority or that is no longer being pursued by such Governmental Authority following a response by the Company. As of the date of this Agreement, the Company and its Subsidiaries are not the subject of any regulatory, supervision, conservation, rehabilitation, liquidation, receivership, insolvency or other similar proceeding and, to the knowledge of Seller, no such proceeding is threatened.

(c)          The Insurance Company is not a “commercially domiciled insurer” under applicable Law and is not otherwise treated as domiciled in a jurisdiction other than New York.

(d)          All filings required to be made by the Company pursuant to applicable Law to any applicable Governmental Authority were timely filed and were, at the time of filing, true, complete and accurate and in compliance with applicable Law in all material respects. No material deficiencies have been asserted by any Governmental Authority with respect to such filings that have not been remedied prior to the date hereof. True and complete copies have been made available to Purchaser of the reports (or the most recent drafts thereof, to the extent any final reports are not available and such drafts have been provided to the Company), reflecting the results of any financial examinations or market-conduct examinations of the Company or any Subsidiary conducted by any Governmental Authority since January 1, 2013.

Section 3.13         Contracts and Other Agreements.

(a)          Section 3.13(a) of the Seller Disclosure Schedule sets forth a true and complete list of all of the following Contracts to which the Company or its Subsidiaries is a party or by which any of their respective assets is bound (each such contract of the following types, whether or not listed in Section 3.13(a) of the Seller Disclosure Schedule, a “Material Contract”) other than Reinsurance Contracts:

(i)          all partnership, joint venture, shareholders’ or other similar contacts with any Person;

(ii)         all Contracts with a stockholder, director or officer of the Company or any of its Subsidiaries, other than employment agreements or customary confidentiality agreements and invention assignment agreements entered into with Employees generally, but including any Contract that would require the payment of a cash bonus to any director, officer or employee of the Company or any of its Subsidiaries as a result of the consummation of the transactions contemplated hereby;

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(iii)        all Contracts that (A) contain covenants binding upon the Company or any of its Subsidiaries that restrict the ability of the Company or any of its Subsidiaries to compete in any business or in any geographic area in a manner that is material to the Company and its Subsidiaries, taken as a whole, or (B) grant any exclusive rights to make, sell, or distribute the Company’s material products and services, or otherwise prohibit or limit in any material respect the right of the Company or its Subsidiaries to develop, manufacture, market, sell, or distribute any material products or services;

(iv)        all Contracts under which the Company or any of its Subsidiaries has advanced or loaned any funds in excess of $100,000 or has guaranteed any obligations of another Person in excess of $100,000 individually or in the aggregate;

(v)         all Contracts (A) having a value per contract, or involving payments by or to the Company or its Subsidiaries in excess of $100,000.00 during the preceding twelve (12) months or (B) that cannot be cancelled or terminated by the Company or its Subsidiaries on not more than ninety (90) days’ notice without penalty or premium increase;

(vi)        all Contracts that are in respect of employment, compensation bonus, retention, severance pay, termination pay, change of control and deferred compensation, and other similar Contracts, between the Company or its Subsidiaries and any Employee or consultant or contractor to the Company or its Subsidiaries;

(vii)       all Contracts that relate to any settlement agreement, other than (a) releases immaterial in nature or entered into with former employees or independent contractors of the Company in the ordinary course of business in connection with the cessation of such employee’s or independent contractor’s employment with or services to the Company, (b) settlement agreements for cash only (which has been paid or accrued for) or (c) settlement agreements entered into more than two (2) years prior to the date of this Agreement under which none of the Company or Subsidiaries have any continuing obligations, liabilities, or rights (excluding releases), in each case material to the Company and the Subsidiaries taken as a whole;

(viii)      (A) any contract between the Company, on the one hand, and Seller or any Affiliate of Seller (other than the Company), on the other hand, (B) any guarantee by Seller or any Affiliate of Seller (other than the Company) in favor of or in respect of any obligations of the Company or (C) any contract between the Company or any of its Subsidiaries, on the one hand, and any director or officer (or any Affiliate of a director or officer (other than the Company)), on the other hand;

(ix)         mortgages, indentures, loan or credit agreements, security agreements and other agreements and instruments relating to the borrowing of money or extension of credit to the Company or the direct or indirect guarantee by the Company of any obligation for borrowed money of any Person or any other liability of the Company in respect of indebtedness for borrowed money of any Person;

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(x)          contracts and agreements with the ten largest Producers (measured by total commission payments made to Producers with respect to the Business) of the Company for the year ended December 31, 2015;

(xi)         any collective bargaining agreement;

(xii)        contracts and agreements with the ten largest vendors (measured by total annual payments made to vendors) of the Company for the year ended December 31, 2015;

(xiii)       any agreements pursuant to which the Company (A) is licensed or otherwise permitted to use any Intellectual Property (excluding licenses for commercially available “off-the-shelf” Software licensed to the Company for a one-time or annual fee of less than $50,000 and (B) licenses or otherwise permits any Person to use any Intellectual Property owned by the Company;

(xiv)      any contract or agreement which relates to the acquisition or disposition by the Company of any business or operations, capital stock or assets of any Person or any real estate as to which there are any material ongoing obligations of the Company;

(xv)       any contract or agreement relating to any material interest rate, derivatives or hedging transaction;

(xvi)      any investment advisory agreements or any other contracts relating to investment management, investment advisory or subadvisory services to which the Company is a party;

(xvii)     any third-party administration contracts;

(xviii)    any contract that provides the counterparty thereto with any additional rights or the Company with any additional obligations in the event of a ratings downgrade of the Company;

(xix)       all Company IP Agreements; and

(xx)        all other Contracts material to the Business.

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(b)          As of the date of this Agreement, each Material Contract and Producer Contract to which the Company or its Subsidiaries is a party is in full force and effect and constitutes a legal, valid, binding agreement, enforceable against the Company or any Subsidiary, as applicable, and, to the knowledge of Seller, each other party thereto, in accordance with its terms. None of the Company, its Subsidiaries or, to the knowledge of Seller, any other party to each such contract is in material violation or breach of, or in material default under, nor has there occurred an event or condition that with the passage of time or giving of notice (or both) would constitute a material default under, or permit the termination of, any such contract. No Material Contract contains any provision which by its own terms would result in a modification of the agreement by reason of the consummation of the transactions contemplated by this Agreement. Except as set forth on Section 3.13(b)(i) of the Seller Disclosure Schedule, neither the Company nor its Subsidiaries have received written notice of the cancellation or termination of any Material Contract. Except as set forth on Section 3.13(b)(ii) of the Seller Disclosure Schedule, none of the Material Contracts contain any provision providing that the other party thereto may terminate, amend or alter the pricing or other terms thereof by reason of the transactions contemplated hereby.

(c)          Seller has made available to Purchaser true and complete copies of each Contract and Company IP Agreement set forth on Section 3.13(a) of the Seller Disclosure Schedule, together with all material amendments and supplements thereto, and the form(s) of Producer Contracts used in the Business.

Section 3.14         Intellectual Property.

(a)          Section 3.14(a) of the Seller Disclosure Schedule lists, by Company and Subsidiary, all (i) Company IP Registrations and (ii) Company Intellectual Property, other than unregistered designs, trademarks, copyrights and other unregistered Intellectual Property that, individually or in the aggregate, are not material to the conduct of the Business. All of the Company Intellectual Property has been duly registered in, filed in or issued by the appropriate Governmental Authority where such registration, filing or issuance is necessary or appropriate for the conduct of the business of the Company and its Subsidiaries as presently conducted. Each item of the Company Intellectual Property that is registered Intellectual Property is subsisting and, to the knowledge of Seller, valid and enforceable.

(b)          The Company or its Subsidiaries are the sole and exclusive legal and beneficial, and with respect to the Company IP Registrations, record, owner of all right, title and interest in and to the Company Intellectual Property free and clear of Encumbrances other than Permitted Encumbrances. Since January 1, 2013, none of the Company or its Subsidiaries has received any written communication from any Person asserting any ownership interest in any Company Intellectual Property.

(c)          All Persons (including current and former employees and independent contractors) who create or contribute to any portion of, or otherwise would have rights in or to, Company Intellectual Property that is material to the conduct of the Business have executed enforceable written agreements that validly and irrevocably assign to the Company or one of its Subsidiaries all of their rights in and to such Company Intellectual Property, or the Company owns all such Company Intellectual Property pursuant to applicable Law.

(d)          The Company’s and its Subsidiaries’ rights in the Company Intellectual Property are subsisting and, to the knowledge of Seller, valid and enforceable. The Company and their Subsidiaries have taken all reasonable steps to (i) maintain the validity and enforceability of the Company Intellectual Property and (ii) protect and preserve the confidentiality of all confidential information and trade secrets used or practiced in the Business.

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(e)          Since January 1, 2013, the conduct of the Business has not been and is not infringing, misappropriating, diluting, violating or conflicting with the Intellectual Property or other rights of any Person, except for such violations, misappropriations, dilutions, conflicts or infringements that, individually or in the aggregate, have not been and would not reasonably be expected to be material to the conduct of the Business. Since January 1, 2013, none of the Company Intellectual Property has been or is being infringed, misappropriated, diluted, violated or otherwise used or made available for use by any Person without a license or permission from the Company or a Subsidiary. Since January 1, 2013, none of Seller, the Company or the Subsidiaries has received any written communication alleging that the Company or its Subsidiaries infringed, misappropriated, violated, diluted or conflicted with any rights relating to Intellectual Property of any Person.

(f)          There are no claims pending or, to the knowledge of Seller, threatened against the Company or its Subsidiaries by any Person with respect to the ownership, validity, enforceability, effectiveness or use in the Business of any Intellectual Property or by any of the Company or its Subsidiaries or any other Person alleging any infringement, misappropriation, dilution or violation by any Person of the Company Intellectual Property.

(g)          Other than as disclosed in Section 3.14(g) of the Seller Disclosure Schedule, the Software owned by the Company or any of its Subsidiaries and used in the conduct of the Business does not contain, incorporate, embed or link with or to any Software licensed, provided, or distributed under any open source license, including any license meeting the Open Source Definition (as promulgated by the Open Source Initiative) or the Free Software Definition (as promulgated by the Free Software Foundation) or any Software that contains or is derived from any such Software (“Open Source Software”) in any manner that would require any source code of the Software owned by the Company or any of its Subsidiaries to be disclosed, licensed for free, publicly distributed, attributed to any person or dedicated to the public. The Company and its Subsidiaries are in compliance with all terms and conditions of all relevant licenses (including all requirements relating to notices and making source code available to third parties) for all Open Source Software used in the Business.

(h)          The IT Systems (i) are in good repair and operating condition and are adequate and suitable (including with respect to working condition, security, performance and capacity) for the purposes for which they are being used or held for use and (ii) to the knowledge of Seller, do not contain any Malware that would reasonably be expected to interfere with the ability of the Company and its Subsidiaries to conduct the Business or present a material risk of unauthorized access, disclosure, use, corruption, destruction or loss of any personally identifiable information, data or non-public information.

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(i)          The Company and its Subsidiaries (A) have implemented, maintain, and comply with written security, business continuity and backup and disaster recovery plans and procedures that are consistent with industry best practices with respect to the IT Systems, and (B) have taken commercially reasonable steps to test such plans and procedures on no less than an annual basis, and such plans and procedures have been proven effective upon such testing in all material respects. Since January 1, 2013, (x) there has been no failure, breakdown, persistent substandard performance, unauthorized access or use, or other adverse event affecting any of the IT Systems, and (y) the Company and its Subsidiaries have not been notified by any third Person (including pursuant to an audit of the Business by such third Person) of, nor does the Seller have any knowledge of, any material data security, information security or other technological deficiency with respect to the IT Systems, in each case of (x) and (y), that has caused or could reasonably be expected to cause any material disruption to the conduct of the Business or present a material risk of unauthorized access, disclosure, use, corruption, destruction or loss of any personally identifiable information, data or non-public information.

(j)          Since January 1, 2013, (i) a privacy statement regarding the collection, retention, storage, protection, security, use, disclosure, distribution, transmission, maintenance and disposal (collectively, “Use”) of the personally identifiable information, data and non-public information of individuals who are visitors to the websites or mobile applications of the Company and its Subsidiaries (a “Privacy Statement”) has at all times been and is posted and accessible to individuals on each website or mobile application of the Company and its Subsidiaries; (ii) the Company and its Subsidiaries have adopted and maintain a written information security program (“WISP”) consistent with applicable Laws to govern the Use of all personally identifiable information, data and non-public information of individuals Used by or on behalf of the Company and its Subsidiaries, and (iii) the Company and its Subsidiaries have been and are in compliance with the Privacy Statements and WISP (as applicable to any given set of personally identifiable information, data and non-public information collected by or on behalf of the Company or any of its Subsidiaries) and with any and all applicable Laws, regulatory guidelines, contractual requirements, terms of use, and payment card industry standards pertaining to Use of personally identifiable information, data and non-public information.

(k)          Since January 1, 2013, neither the Company nor any of its Subsidiaries, nor, to the knowledge of Seller, any third Person working on behalf of any of them, has received any written claims, notices or complaints regarding the Company’s, its Subsidiaries’ or such third Person’s information practices or the Use of any personally identifiable information, data and non-public information of individuals, or alleging a violation of any individual’s privacy, personal or confidentiality rights under the Privacy Statement or otherwise from any Person or any other Governmental Authority. To the knowledge of Seller, since January 1, 2013, there has been no unauthorized access to personally identifiable information, data or non-pubic information of individuals maintained by or on behalf of the Company or its Subsidiaries.

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Section 3.15         Real Property.

(a)          Neither the Company nor any Subsidiary owns any direct, indirect or beneficial interest in real property. Section 3.15(a) of the Seller Disclosure Schedule sets forth a true and complete listing, as of the date hereof, of all Leases and the address, the name of landlord, the name of the tenant, the rent, the term, the entity in possession of any sublease, the amount of security deposit, if any, whether the real property is used exclusively by the Company or is shared with other businesses operated by Seller or any Affiliates of Seller for each Lease. Seller has delivered to Purchaser correct and complete copies of the Leases (as amended or supplemented). Each Lease is legal, valid, binding, in full force and effect, and enforceable in accordance with its respective terms against the Company and, to the knowledge of Seller, against the other parties thereto.

(b)          Other than as disclosed in Section 3.15(b) of the Seller Disclosure Schedule, each Lease grants the Company and its Subsidiaries the exclusive right to use and occupy the premises and rights demised and intended to be demised thereunder. Except as set forth in Section 3.15(b) of the Seller Disclosure Schedule, the Company and its Subsidiaries have the right to quiet enjoyment of all material property leased by them for the full term of each such Lease (or any renewal option) relating thereto. Other than as disclosed in Section 3.15(b) of the Seller Disclosure Schedule, there are no subtenants occupying any portion of the Leased Real Properties and except for the Company, its Subsidiaries and such subtenants, no other person or entity has any right to occupy or possess any portion of the Leased Real Properties. Neither the Company’s nor any Subsidiary’s interests in any of the Leased Real Properties, as the case may be, has been pledged, assigned, hypothecated, mortgaged, or otherwise encumbered in any manner other than Permitted Encumbrances.

Section 3.16         Reinsurance Matters.

(a)          Section 3.16(a) of the Seller Disclosure Schedule sets forth a complete list of all Reinsurance Contracts. As of the date of this Agreement, each Reinsurance Contract is in full force and effect and constitutes a legal, valid, binding agreement, enforceable against the Company or any Subsidiary, as applicable, and, to the knowledge of Seller, each other party thereto, in accordance with its terms. Neither the Insurance Company nor any other party to each such contract is in material violation or material breach of, or in material default under, nor has there occurred an event or condition that with the passage of time or giving of notice (or both) would constitute a material default under, or permit the termination of, any such contract. No Reinsurance Contract contains any provision which by its own terms would result in a modification of the agreement by reason of the consummation of the transactions contemplated by this Agreement. No consent is required from any party to a Reinsurance Contract in connection with the transactions provided for in this Agreement.

(b)          Since January 1, 2013, Seller has not received any written notice to the effect that (A) the financial condition of any reinsurer party to any Reinsurance Contract has been materially impaired with the result that a default thereunder may reasonably be anticipated, (B) there has been any dispute with respect to any material amounts recoverable or payable by the Insurance Company pursuant to any Reinsurance Contract and (C) no reinsurer party to a Reinsurance Contract has denied coverage with respect to any current or prospective material claim. None of the Reinsurance Contracts contain any provision providing that the other party thereto may terminate, recapture, amend or alter the pricing or other terms thereof by reason of the transactions contemplated hereby. The Company is not nor has it been a party to any separate written or oral agreements with reinsurers that would under any circumstances reduce, limit, mitigate or otherwise affect any actual or potential loss to the parties under any Reinsurance Contract, other than the agreements and understandings that are explicitly set forth in such Reinsurance Contract.

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Section 3.17         Insurance Coverage. Section 3.17 of the Seller Disclosure Schedule sets forth an accurate, current and complete list of all insurance policies relating to the assets, properties, business, operations, employees, officers or directors of the Company and its Subsidiaries as of the date of this Agreement. All such policies are in full force and effect and all premiums due and payable thereon have been paid. Neither Seller nor the Company or its Subsidiaries have received, or been threatened with, a notice of cancellation, nonrenewal, denial of claims, premium increase or alteration of coverage of any such policy and, to the knowledge of Seller, no state of facts exists which might form the basis for termination, cancellation, premium increase or alteration of coverage of any such policy.

Section 3.18         Employee Benefits and Related Matters.

(a)          Section 3.18(a) of the Seller Disclosure Schedule contains a true, complete and correct list, as of the date of this Agreement, of each material Company Benefit Plan. With respect to each material Company Benefit Plan, Seller has made available to Purchaser, to the extent applicable: (i) true, complete and correct copies of all plan documents and related trust agreements, insurance contracts or other funding arrangements; (ii) the most recent annual funding report, or such similar reports, statements or information returns required to be filed with or delivered to any Governmental Authority (including reports filed on Form 5500 with accompanying schedules and attachments), if any; (iii) the most recent determination, qualification or opinion letter or similar document issued by any Governmental Authority for each such Company Benefit Plan intended to qualify for favorable tax treatment and any pending application thereof; (iv) all current summary plan descriptions; (v) all material amendments and modifications to any such Company Benefit Plan; and (vi) for the last two (2) years, all material written communications received from or sent to the IRS, the Pension Benefit Guaranty Corporation, the Department of Labor or any other Governmental Authority. Neither Seller, nor the Company or any of its Subsidiaries has communicated to any Employee any intention or commitment to amend or modify any Company Benefit Plan or to establish or implement any other employee or retiree benefit or compensation plan or arrangement.

(b)          With respect to each Company Benefit Plan that is intended to be qualified within the meaning of Section 401(a) of the Code, the IRS has issued a favorable determination letter or opinion letter or advisory letter upon which the Company or its Subsidiaries are entitled to rely under IRS pronouncements, that such plan is qualified under Section 401(a) of the Code, and to Seller’s knowledge, no act or omission has occurred since the date of the most recent determination or opinion letter which would materially adversely affect its qualification.

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(c)          No Plan to which the Company or any ERISA Affiliate has ever had an obligation to contribute is a “multiple employer plan” sponsored by more than one employer, within the meaning of Sections 4063 or 4064 of ERISA, or a “multiemployer plan” as such term is defined in Section 4001(a)(3) of ERISA.  With respect to any Plan that is a defined benefit pension plan to which the Company or any ERISA Affiliate has ever maintained or had an obligation to contribute, (i) each such Plan is in compliance with Sections 412, 430 and 436 of the Code (ii) there is no “accumulated funding deficiency” within the meaning of Code Section 412, (iii) no waiver of the minimum funding standards of Section 412 of the Code has been requested from, or granted by, the Internal Revenue Service, (iv) no lien in favor of such ERISA Plan has arisen under Sections 412(n) or 430(k) of the Code or Sections 303(k) or 4068 of ERISA and (v) neither the Company nor any ERISA Affiliate has incurred any liability to the Pension Benefit Guaranty Corporation other than for the payment of premiums, and there are no premium payments which have become due which are unpaid. Neither the Company nor any of its Subsidiaries could reasonably be expected to incur any material liability or obligation by reason of being on any date an ERISA Affiliate of any Person (other than the Company and its Subsidiaries).

(d)          Each Company Benefit Plan has been maintained, funded and administered in all material respects in compliance with its terms and with all applicable Laws, including ERISA and the Code. To the knowledge of the Company, no nonexempt “prohibited transaction” (as such term is defined in Section 406 of ERISA and Section 4975 of the Code) has occurred with respect to any Company Benefit Plan that would reasonably be expected to subject the Company or its Subsidiaries to any material liability. Except as set forth on Section 3.18(d) of the Seller Disclosure Schedule, neither the Company nor any of its Subsidiaries have incurred any current or projected material liability in respect of post-employment or post-retirement health, medical, or life insurance benefits for any Employee, except as required to avoid an excise Tax under Section 4980B of the Code or as may be required under any other applicable Law.

(e)          Except as set forth on Section 3.18(e) of the Seller Disclosure Schedule, none of the execution, delivery or performance of this Agreement or the transactions contemplated by this Agreement (whether alone or in conjunction with any other event, including any termination of employment on or following the date hereof) will (i) entitle any Employee to any compensation or benefit, (ii) accelerate the time of payment or vesting, or trigger any payment or funding or increase the amount, or enhance the terms or conditions, of any compensation or benefit under any Company Benefit Plan, or (iii) result in any forgiveness of indebtedness under any Company Benefit Plan.

(f)          No amount, economic benefit or other entitlement that could be received (whether in cash or property or vesting of property) as a result of the execution, delivery and performance of this Agreement or the consummation of the transactions contemplated by this Agreement (whether alone or in conjunction with any other event, including any termination of employment on or following the date hereof) by any “disqualified individual” (as defined in Section 280G(c) of the Code) with respect to the Company and its Subsidiaries could constitute an “excess parachute payment” (as defined in Section 280G(b)(1) of the Code). No Employee is entitled to receive any gross-up, make-whole or additional payment by reason of any Taxes (including any Taxes under Section 409A or 4999 of the Code) being imposed on such Person or any interest or penalty related thereto.

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(g)          Neither the Company nor any of its Subsidiaries is, or has ever been, a “covered health insurance provider” under Section 162(m)(6)(C)(i) of the Code.

Section 3.19         Environmental Laws. The Company and its Subsidiaries are, and since January 1, 2013 have been, in material compliance with all applicable Environmental Laws, and possess and are in material compliance with all Environmental Permits required under such laws for the conduct of the Business. To Seller’s knowledge, there are no past, present or future events, conditions, circumstances, practices, plans or legal requirements that would prevent the Company and its Subsidiaries from, or increase the burden on the Company and its Subsidiaries in, complying in all material respects with applicable Environmental Laws or obtaining, renewing or complying in all material respects with all Environmental Permits required under such laws for the conduct of the Business. None of Seller, the Company or its Subsidiaries has received any written or, to the knowledge of Seller, oral communication alleging that the Company or any of its Subsidiaries are not in compliance with, or have Liability relating to, any Environmental Laws. There is no Action pending or, to the knowledge of Seller, threatened against or affecting the Company or any of its Subsidiaries or the Business arising under Environmental Laws, and there are no outstanding orders, judgments, consent decrees, injunctions, determinations or awards against or affecting the Company or any of the Subsidiaries or the Business arising under Environmental Laws. There are, and have been since January 1, 2013, no conditions at any property owned, operated or otherwise used by Seller or the Company in the conduct of the Business, or at any other location with respect to the Business, that would give rise to any material Liability of the Company or its Subsidiaries under any Environmental Law. Seller has made available to Purchaser copies of all environmental assessments, investigations and studies in the possession, custody or control of Seller, the Company or any of its Subsidiaries, relating to properties or assets currently or formerly owned, leased, operated or used by the Company or any of its Subsidiaries.

Section 3.20         Brokers. Except for Stonybrook Capital, whose fees and expenses will be paid by Seller, no broker, finder, investment banker or other intermediary retained by or authorized to act on behalf of Seller, the Company or any of its Subsidiaries, is entitled to any brokerage, finder’s or other fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of any of Seller, the Company or its Subsidiaries.

Section 3.21         Anti-Money Laundering, OFAC and Anti-Bribery Compliance. Since January 1, 2013, each of the Company and its Subsidiaries has been in compliance in all material respects with all requirements applicable to it regarding anti-money laundering and anti-terrorist rules and regulations. The operations of the Company and the Company Subsidiaries are and have been conducted since January 1, 2013 in compliance in all material respects with applicable financial recordkeeping and reporting requirements of the Currency and Foreign Transactions Reporting Act of 1970, as amended, the money laundering statutes of all applicable jurisdictions, the rules and regulations thereunder and any related or similar rules, regulations or guidelines, issued, administered or enforced by any Governmental Authority (collectively, the “Money Laundering Laws”) and no Action by or before any court or Governmental Authority or any arbitrator involving the Company or any of its Subsidiaries with respect to the Money Laundering Laws is pending or, to the knowledge of the Seller, threatened. None of the Company, any of its Subsidiaries or, to the knowledge of the Seller, any Representative of the Company or any of its Subsidiaries is currently subject to any U.S. sanctions administered by the Office of Foreign Assets Control of the U.S. Treasury Department (“OFAC”). Since January 1, 2013, neither the Company nor any of its Subsidiaries, nor, to the knowledge of Seller, any of their directors, officers, agents or employees, has directly or indirectly made any contribution, gift, bribe, rebate, payoff, influence payment, kickback or other payment to any Person, private or public, regardless of form, whether in money, property, or services (i) to obtain favorable treatment in securing business, (ii) to pay for favorable treatment for business secured or (iii) to obtain special concessions or for special concessions already obtained.

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Section 3.22         Transactions with Affiliates. The Novation Agreement is the only Contract between the Company or any Subsidiary, on the one hand, and the Seller or any of its Affiliates, on the other hand. None of the Company or any of its Subsidiaries directly or indirectly owns or has the right or the obligation to acquire any interest or investment (whether debt or equity) in, or the obligation to make a capital contribution to or investment in any Affiliate of the Seller. The Novation Agreement will continue in effect after the Closing.

Section 3.23         Actuarial Memoranda and Reserves.

(a)          Seller has instructed Milliman Inc. to deliver to Purchaser complete copies of the actuarial memoranda dated as of December 31, 2014 and December 31, 2015, each prepared by Milliman Inc. with respect to the Company (collectively, and together with any exhibits and other addenda thereto, the “Actuarial Memoranda”). No data provided in connection with the preparation of the Actuarial Memoranda was inaccurate or incomplete in any material respect or contained any material Data Input Inaccuracies.

(b)          The loss and loss adjustment expense reserves and unearned premium reserves set forth in the SAP Financial Statements, as of the respective dates of such SAP Financial Statements, have been computed in accordance in all material respects with presently accepted actuarial standards consistently applied and meet the requirement of the applicable Law of New York. For avoidance of doubt, Seller does not make any express or implied representation or warranty hereby or otherwise under this Agreement or any other agreement to the effect that such reserves of the Insurance Company are adequate or sufficient to cover the actual or potential liabilities to which such reserves relate.

Section 3.24         Insurance Contracts.

(a)          To the extent required under applicable Law, all policy forms and rates in use by the Insurance Company, and all endorsements, riders, applications and certificates pertaining thereto, are on forms approved by the applicable Governmental Authority or which have been filed and not objected to by such Governmental Authority within the period provided for objection, in each case except as has not, and would not reasonably be expected to, individually or in the aggregate, result in a material violation of applicable Law by, or a material fine on, the Insurance Company.

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(b)          Since January 1, 2013, the Company or the Insurance Company has timely paid all guaranty fund assessments that have been due, claimed or asserted by any state guaranty fund or association or by any Governmental Authority charged with the supervision of insurance companies in any jurisdiction in which the Company does business.

(c)          Since January 1, 2013, all benefits due and payable under any Insurance Contract issued by the Insurance Company have been paid in accordance with the terms of the Insurance Contract under which such benefits arose, and such payments were not delinquent and were paid (or will be paid) without fines or penalties, except for (i) such benefits for which the Insurance Company (x) believes there is a reasonable basis to contest payment or (y) has established an appropriate reserve in respect thereof, such benefits for which the Insurance Company, (ii) potential benefits that have not been determined due to the claimant’s failure to respond or other inactively of the claimant where the Insurance Company has reasonably determined that such claims have been abandoned by the claimant, or (iii) such exceptions that have not had and would not reasonably be expected, individually or in the aggregate, to be materially adverse to the Insurance Company.

Section 3.25         Producers. Except as set forth in Section 3.25 of the Seller Disclosure Schedule, since January 1, 2013, to the knowledge of Seller, (A) each Producer, at any time that it wrote, sold or produced Business for the Insurance Company, was duly licensed, authorized and appointed (for the type of business written, sold or produced by such Producer) in the particular jurisdiction in which such Producer wrote, sold or produced such business and, no such Producer violated any term or provision of applicable Law relating to the writing, sale or production of Business for the Insurance Company, (B) no Producer has breached the terms of any agency or broker contract with the Insurance Company or violated any applicable Law or policy of the Company in the solicitation, negotiation, writing, sale or production of business for the Company and (C) no Producer has been enjoined, indicted, convicted or made the subject of any consent decree or judgment on account of any violation of applicable Law in connection with such Producer’s actions in his, her or its capacity as Producer for the Insurance Company or any enforcement or disciplinary proceeding alleging any such violation, in each case, except as has not had and would not reasonably be expected, individually or in the aggregate, to be materially adverse to the Insurance Company.

Section 3.26         Title to Assets. The Company has good and valid title to, or otherwise has the right to use pursuant to a valid and enforceable lease, license or similar contractual arrangement, all of the assets (real and personal, tangible and intangible, including all Intellectual Property and investment assets) that are used or held for use in connection with the business and operations of the Company as conducted as of the date hereof or are reflected on the SAP Financial Statements for the year ended December 31, 2015 or were acquired after December 31, 2015, in each case free and clear of any Encumbrance other than Permitted Encumbrances. Any Permitted Encumbrances on such assets, individually or in the aggregate, do not materially interfere with the current use of any such asset by the Company or materially detract from the value of any such asset. As of the date of this Agreement, no investment asset is in default or is non-performing.

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Section 3.27         Sufficiency of Assets. Except as set forth in Section 3.27 of the Seller Disclosure Schedule, the assets that the Company will continue to have good and valid title to, or the right to use following the Closing constitute all material assets required for the conduct of the Business as currently conducted. To the knowledge of Seller, there are no facts or conditions affecting any material assets that would reasonably be expected, individually or in the aggregate, to interfere with the use, occupancy or operation of such assets in any material respect.

Section 3.28         No Other Representations and Warranties. Except for the representations and warranties made in this Article III, neither Seller nor any other Person makes any other representation or warranty (express or implied), with respect to Seller or its Affiliates, including their respective businesses, operations, assets, liabilities, condition (financial or otherwise) or prospects, notwithstanding the delivery or disclosure to Purchaser or any of its Affiliates or Representatives of any documents, forecasts or other information with respect to any one or more of the foregoing.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF PURCHASER

Purchaser represents and warrants to Seller, except with respect to each Section of this Article IV, for such disclosures as are set forth in the section of the disclosure schedule delivered by Purchaser to Seller prior to the execution and delivery of this Agreement (the “Purchaser Disclosure Schedule”) that corresponds to such Section in this Article IV (it being understood that disclosure of any matter in any section of the Purchaser Disclosure Schedule shall be deemed disclosed for other Sections in this Article IV to the extent the relevance of such disclosure to such other Sections in this Article IV is reasonably apparent on the face of such disclosure), as of the date hereof and as of the Closing Date, as follows:

Section 4.1           Organization and Qualification. Purchaser is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and has all requisite corporate power and authority to own, license, use or lease and operate its assets, properties and rights and to carry on its business as it is now conducted.

Section 4.2           Authority; Non-Contravention; Approvals.

(a)          Purchaser has all requisite corporate power and authority to execute and deliver this Agreement to which it is a party and to perform its obligations and the transactions contemplated by this Agreement. The execution and delivery of this Agreement and the performance by Purchaser of its obligations and the transactions contemplated by this Agreement have been approved by the board of directors of Purchaser, and no other corporate or other proceedings on the part of Purchaser are necessary to authorize the execution and delivery of this Agreement by Purchaser and the performance by Purchaser of its obligations and the transactions contemplated by this Agreement. This Agreement has been duly executed and delivered by Purchaser and, assuming the due authorization, execution and delivery of this Agreement by Seller, constitute or upon their execution will constitute, legal, valid and binding obligations of Purchaser, enforceable against Purchaser in accordance with their respective terms.

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(b)          The execution and delivery by Purchaser of this Agreement and the performance by it of the transactions contemplated by this Agreement will not (i) conflict with or result in a breach of any provision of the certificate of incorporation or bylaws (or similar organizational documents) of Purchaser; (ii) result in a violation or breach of or constitute a default (or an event which, with or without notice or lapse of time or both, would constitute a default) under, or result in the termination of, or the loss of a benefit under or accelerate the performance required by, or result in a right of termination, modification, cancellation or acceleration under, the terms, conditions or provisions of any contract or other instrument or any kind to which Purchaser is now a party or by which Purchaser, any of its Affiliates or any of its respective properties, assets or rights may be bound or affected; or (iii) violate any order, writ, injunction, decree, statute, treaty, rule or regulation applicable to Purchaser or any of its Affiliates other than, in the case of clauses (ii) and (iii) above, as have not had and would not reasonably be expected to have, individually or in the aggregate, a Purchaser Material Adverse Effect.

(c)          Except for the filings by Purchaser set forth in Section 4.2(c) of the Purchaser Disclosure Schedule, no declaration, filing or registration with, or notice to, or authorization, consent, order or approval of, any Governmental Authority, excluding the Domiciliary Regulator, or other Person is required to be obtained or made in connection with or as a result of the execution and delivery and performance of this Agreement by Seller or the consummation by Seller, the Company or their respective Affiliates of the transactions contemplated by this Agreement, other than such declarations, filings, registrations, notices, authorizations, consents, orders or approvals which, if not made or obtained, as the case may be, would not result in a Purchaser Material Adverse Effect.

Section 4.3           Financing. Purchaser has, and will have, on the Closing Date, funds sufficient to pay the Purchase Price and to make any other payments required to be made by the Purchaser in connection with the transactions contemplated by this Agreement and to perform its obligations with respect to the transactions contemplated by this Agreement.

Section 4.4           Brokers. Purchaser shall pay, or shall cause its Affiliates to pay, any fees, commissions and expenses due to any broker, finder, investment banker or other intermediary retained by or authorized to act on behalf of Purchaser in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of Purchaser.

Section 4.5           Investment Intent. Purchaser and Pillar General are acquiring the Shares for their own account, for the purpose of investment only and not with a view to, or for sale in connection with, any distribution thereof in violation of applicable securities laws.

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Section 4.6           No Other Representations and Warranties.

(a)          Except for the representations and warranties made in this Article IV, neither Purchaser nor any other Person makes any other representation or warranty (express or implied), with respect to Purchaser or its Affiliates, including their respective businesses, operations, assets, liabilities, condition (financial or otherwise) or prospects, notwithstanding the delivery or disclosure to Seller or any of its Affiliates or Representatives of any documents, forecasts or other information with respect to any one or more of the foregoing.

(b)          Purchaser acknowledges that it has been given such access to the premises, books, records and officers of the Company and the Business and has had the opportunity to review such other data and other information with respect to the Company and the Business as Purchaser has deemed necessary in its sole judgment to evaluate the transactions with Seller contemplated by this Agreement. Purchaser acknowledges that neither Seller nor any of its respective officers, directors, Affiliates, agents or representatives assumes any responsibility for the accuracy or adequacy of any information heretofore or hereafter furnished to Purchaser by or on behalf of Seller except as otherwise expressly provided in this Agreement. Without limiting the generality of the foregoing, Purchaser understands that any cost estimates, projections or other predictions which have been provided to Purchaser by or on behalf of Seller are not and shall not be deemed to be representations or warranties of Seller other than to the extent of express representations and warranties made with respect thereto in Article III. Purchaser acknowledges that (i) there are uncertainties inherent in attempting to make such estimates, projections and other predictions; (ii) Purchaser is familiar with such uncertainties; (iii) Purchaser is taking full responsibility for making their own evaluation of the adequacy and accuracy of all estimates, projections and other predictions so furnished; and (iv) under no circumstances shall Purchaser have any claim against Seller or any of its officers, directors, Affiliates, agents or representatives with respect thereto other than to the extent of express representations and warranties made with respect thereto in Article III.

ARTICLE V

COVENANTS

Section 5.1           Conduct of the Business.

(a)          During the period from the date of this Agreement to the Closing, except as expressly permitted or required by this Agreement or as consented to in writing by Purchaser (such consent not to be unreasonably withheld, conditioned or delayed), Seller shall cause the Company and its Subsidiaries to use their reasonable best efforts to (i) conduct its business only in the ordinary course of business consistent with past practice, (ii) comply in all material respects with all applicable Laws; and (iii) maintain and preserve intact the present organization, business and franchise of the Company and its Subsidiaries and relationships with customers, suppliers, licensors, licensees, contractors, distributors, regulators and others having business relationships with the Company or its Subsidiaries. For the avoidance of doubt, the obligations under this Section 5.1(a) shall not require Seller or any of its Affiliates to take any action in relation to any actual or proposed Seller Burdensome Condition. Without limiting the generality of the foregoing, from the date of this Agreement to the Closing, except as expressly permitted or required by this Agreement, Seller shall not and shall cause the Company and its Subsidiaries not to do any of the following without Purchaser’s written consent (such consent not to be unreasonably withheld, conditioned or delayed):

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(i)          sell, lease, encumber, transfer or otherwise dispose of any of its assets, properties or rights or acquire any assets, properties or rights having a purchase price, either individually or in the aggregate, in excess of $100,000 except as set forth in Section 5.1(a)(i) of the Seller Disclosure Schedule;

(ii)         grant any new equity awards to any director, officer, employee, independent contractor of the Company or any of its Subsidiaries;

(iii)        incur, create, guaranty or assume any indebtedness for borrowed money or otherwise become responsible for indebtedness of any other Person, except unsecured current obligations and liabilities incurred in the ordinary course of business, or take any action that results in an Encumbrance, other than a Permitted Encumbrance, being imposed on any asset, property or right of the Company or any Subsidiary;

(iv)        enter into any agreement or commitment or make, authorize or commit to make any capital expenditures that exceed, individually or in the aggregate, One Hundred Thousand Dollars ($100,000.00) except for capital expenditures in the amounts and for the purpose set forth in the Company’s or its Subsidiaries’ current capital expenditures budget as previously made available to Purchaser;

(v)         cancel any debts or waive any claims or rights that are material to the Company or a Subsidiary;

(vi)        except in the ordinary course of business and consistent with past practice, enter into or assume any Contract or Company IP Agreement that would qualify as a Material Contract under Section 3.13(a) or amend or terminate any Material Contract;

(vii)       except in the ordinary course of business and consistent with past practice, enter into or assume any Contract that would qualify as a Reinsurance Contract under Section 3.16 or amend or terminate any Reinsurance Contract;

(viii)      adopt a plan of complete or partial liquidation or rehabilitation or authorize or undertake a dissolution, rehabilitation consolidation, restructuring, recapitalization or other reorganization or create or acquire any new Subsidiaries;

(ix)         issue, sell, convey, pledge, otherwise dispose of, encumber, repurchase, reclassify, split or redeem any capital stock or evidence of indebtedness or other securities, or grant any options, warrants, calls, rights or commitments or any other agreements of any character obligating it to issue any shares of capital stock or other equity interests in the Company or any of its Subsidiaries or any evidence of indebtedness or other securities;

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(x)          repurchase, redeem, or otherwise acquire, or grant any rights or enter into any Contracts or commitments to repurchase, redeem, or acquire, any outstanding shares of the capital stock or other securities of, or other ownership interests in, the Company or any of its Subsidiaries, or declare, set aside, make, or pay any dividend, disbursement or other distribution with respect to its capital stock or other securities or ownership interests (other than dividends and distributions by any Subsidiary of the Company or to any other Subsidiary of the Company);

(xi)         effect any recapitalization, reclassification, or similar change in the capitalization of the Company or any of its Subsidiaries;

(xii)        pay, settle or compromise any material Tax audit or liability, amend any material Tax Return, make, change or revoke any material election related to Taxes, change any taxable period or any Tax accounting method, enter into any agreement relating to Taxes or otherwise with a Tax Authority, consent to any extension or waiver of the limitations period applicable to any Tax claim or assessment, surrender any right to claim a material Tax refund, offset or other reduction in Tax liability, in each case with respect to the Company or its Subsidiaries;

(xiii)       make or authorize any change in its certificate of incorporation or bylaws;

(xiv)      enter into a new line of business, abandon or discontinue an existing line of business, surrender or relinquish or discontinue any certificate of authority or other Permit;

(xv)       (A) enter into, adopt, amend or terminate any Plan, other than for non-material amendments to Plans affecting the Employees generally and arising in the ordinary course of business and consistent with past practice (e.g., with respect to open enrollment for health plans), (B) increase the salary, bonus or other compensation (including any severance, profit sharing, retirement or insurance benefits) payable to any Employee or the benefits of any Employee, other than increases to non-officer base salaries in the ordinary course of business and consistent with past practice, or (C) pay or otherwise grant any benefit not required by any Plan, or enter into any contract to do any of the foregoing, except in the case of each of (A)-(C) to the extent required by applicable Law;

(xvi)      acquire or enter into any lease of, any real property or any direct or indirect interest in any real property;

(xvii)     fail to pay or satisfy when due any material liability (other than any such liability that is being contested in good faith);

(xviii)    settle or compromise any material claim or proceeding;

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(xix)       make any material change in its underwriting, reinsurance or pricing practices or policies except in the ordinary course of business and consistent with past practice or make any material change in its claims administration, reserving, accounting or investment practices or policies, including changes to investment guidelines (except as required by GAAP, SAP or applicable actuarial rules or changes in the interpretation by a Governmental Authority or enforcement thereof;

(xx)        fail to keep, or cause to be kept, all insurance policies set forth in Section 3.17 of the Seller Disclosure Schedule, or commercially reasonable replacements therefor, in full force and effect through the close of business on the Closing Date;

(xxi)       make any material change in internal accounting controls or disclosure controls or procedures; or

(xxii)      take, or agree or otherwise commit to take, any of the foregoing actions.

(b)          Notwithstanding any provisions of Section 5.1(a) to the contrary, no notification to or consent from Purchaser shall be required in connection with (i) the purchase and sale of bonds, stocks, mortgages and other investment securities of any type by the Insurance Company in connection with the management of its investment portfolio in accordance with the investment guidelines in effect as of the date hereof, and (ii) any termination of employment.

Section 5.2           Access to Information. From the date hereof until the Closing, Seller shall, and shall cause the Company and the Subsidiaries to, (a) provide Purchaser and its Representatives with reasonable access and right to inspect during normal business hours, upon reasonable prior notice, to all personnel, officers, employees, assets, premises, contracts, documents and properties of Seller and the Company and its Subsidiaries and the Books and Records and other information and data relating to the Company and its Subsidiaries; (b) furnish Purchaser and its Representatives with such financial, operating and other data and information related to the Company and its Subsidiaries as Purchaser or any of its Representatives may reasonably request; and (c) instruct the Representatives of Seller and the Company and its Subsidiaries to cooperate with Purchaser in its investigation thereof, provided, that such investigation shall be conducted in a manner as to not unreasonably interfere with the conduct of the business of the Company and its Subsidiaries. Seller shall furnish Purchaser and its Representatives with all such information and data (including copies of Contracts, Company IP Agreements, Plans and other Books and Records) concerning the Company and its Subsidiaries and operations of the Company and its Subsidiaries as Purchaser or any of such Representatives reasonably may request in connection with such investigation; provided, however, that (i) the auditors and outside accountants of Seller shall not be obligated to make work papers available unless Purchaser has signed a customary agreement relating to access to such work papers in form and substance reasonably acceptable to such auditors or accountants, as applicable, and (ii) Seller shall not be obligated to make any information available that would, in the reasonable judgment of Seller, with advice from legal counsel, (x) violate or jeopardize any applicable attorney client or other similar legal privilege or (y) violate any applicable Law or binding agreement entered into prior to the date of this Agreement that is listed on Section 5.2 of the Seller Disclosure Schedule. Without limiting the foregoing, Seller shall permit Purchaser and its Representatives to conduct environmental due diligence of the Company, the Subsidiaries and the Real Property, including the collecting and analysis of samples of indoor or outdoor air, surface water, groundwater or surface or subsurface land on, at, in, under or from the Company and its Subsidiaries and the Real Property. No investigation by Purchaser or other information received by Purchaser shall operate as a waiver or otherwise affect any representation, warranty or agreement given or made by Seller in this Agreement. All such information shall be kept confidential in accordance with the terms of the Confidentiality Agreement.

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Section 5.3           Reasonable Efforts.

(a)          Subject to the terms and conditions of this Agreement, each Party shall use its reasonable best efforts to take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with the other Party in doing, all things necessary, proper or advisable to consummate and make effective, the transactions contemplated by this Agreement.

(b)          Seller and Purchaser each shall use its commercially reasonable efforts to obtain as promptly as practicable all Permits required by law for Purchaser to conduct the Business following the Closing. Notwithstanding the foregoing, neither Purchaser nor Seller shall be required to expend any material sum to obtain any such Permits.

(c)          Seller and Purchaser will cooperate and, Seller shall, and shall cause the Company and its Subsidiaries to, use their respective reasonable best efforts to obtain as promptly as practicable any consents, approvals and waivers required from third Persons pursuant to the Material Contracts in connection with the consummation of the transactions contemplated by this Agreement. With respect to any Material Contract for which any consent has not been obtained prior to the Closing, in the event that the Closing occurs, Seller shall continue to use reasonable best efforts to obtain any such consent after the Closing until either such consent has been obtained or Seller and Purchaser mutually agree, in good faith, that such consent cannot reasonably be obtained. Nothing in this Section 5.3(c) shall require Seller or Purchaser to expend any material sum, make a material financial commitment or grant or agree to any material concession to any third Person to obtain any such consent, approval or waiver.

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(d)          Purchaser and Seller shall promptly (and in no event more than thirty (30) Business Days after the date of this Agreement and except to the extent provided below) make all filings and notifications with all Governmental Authorities that may be or may become reasonably necessary, proper or advisable under this Agreement and applicable Laws to consummate and make effective the transactions contemplated by this Agreement. Within ten (10) Business Days of the date of this Agreement, Purchaser shall file an appropriate change of control application pursuant to Section 1506 of the New York Insurance Law to be filed with the Domiciliary Regulator with respect to the transactions contemplated by this Agreement; and (ii) Purchaser and Seller making any other filing that may be required under any insurance, financial services or similar applicable Law or by any Governmental Authority with jurisdiction over enforcement of any applicable insurance, financial services or similar law. Purchaser shall provide a draft of the New York Insurance Law change of control application and all amendments thereto to Seller no less than three (3) Business Days prior to filing. Purchaser shall respond to questions and requests for information from the Domiciliary Regulator without unreasonable delay and otherwise diligently prosecute such application. The business plan included in such filing shall contemplate (i) that the Insurance Company will not be placed into “runoff,” and (ii) that Purchaser will contribute $10,000,000 of new capital into the Insurance Company in connection with the Closing (the “Capital Contribution”) and (iii) no new business that would require additional capital in excess of the Capital Contribution together with capital expected to be generated by operations. Such elements of the business plan shall not be modified prior to the Closing without the prior written consent of Seller, which consent shall be within the sole discretion of Seller. The Parties shall otherwise consider in good faith the views and comments of one another on any filings with Governmental Authorities in connection with the transactions contemplated by this Agreement, including any amendments or supplements to such filings, and shall provide any such amendments or supplements to the other Party in advance of filing. Purchaser shall have responsibility for the filing fees associated with its New York Insurance Law change of control application and any “Form E” or similar market share notifications, and Seller and Purchaser each shall have responsibility for their other respective filing fees associated with any other required filings. Notwithstanding anything to the contrary contained in this Agreement, whether in this Section 5.3(d) or otherwise, neither Purchaser nor Seller shall not be obligated to take or refrain from taking or to agree to it or its Affiliates or any of the Company or its Subsidiaries taking or refraining from any action or to suffer to exist any condition, limitation, restriction or requirement that, individually or in the aggregate with any other actions, conditions, limitations, restrictions or requirements would or would reasonably be likely to result in a Purchaser Burdensome Condition or Seller Burdensome Condition, respectively. As used herein, “Purchaser Burdensome Condition” means any condition that would (i) materially and adversely restrict the operation of the business of the Company and its Subsidiaries taken as a whole or the Purchaser or its Affiliates, (ii) require Purchaser or any of its Affiliates to take any action that involves divestiture of an existing business of Purchaser or any of its Affiliates, including, after the Closing, the Company or its Subsidiaries, (iii) require Purchaser or any of its Affiliates to make a capital contribution in excess of the $10 million Capital Contribution or any guarantee or keep-well commitment to the Insurance Company, (iv) prohibit, restrict or limit the declaration, setting aside or payment of dividends or distributions by the Insurance Company, except, to the extent applicable to this clause (iv), any prohibition, restriction or limitation imposed by statute generally on insurance companies domiciled in the State of New York, or (v) reasonably be expected to impair the overall benefit expected to be realized from the consummation of the transactions contemplated by this Agreement, excluding in all instances any condition contemplated by the so-called special commitments required by the Domiciliary Regulator with respect to the change of control application pursuant to Section 1506 of the New York Insurance Law and “Seller Burdensome Condition” means any conditions, restrictions or requirements which Seller reasonably determines in good faith would, individually or in the aggregate, materially reduce the benefits of the transactions contemplated by this Agreement to Seller or which requires any contribution, guarantee or keep-well commitment or other commitment or other financial, operational or other obligation of Seller or its Affiliates. Subject to applicable Laws relating to the sharing of information, each of Seller and Purchaser shall promptly notify each other of any communication it receives from any Governmental Authority relating to the matters that are the subject of this Agreement and, to the extent practicable, permit the other party to review in advance, and consider in good faith the views of the other Party in connection with, any proposed written communication to any Governmental Authority in connection with the transactions contemplated by this Agreement, and promptly provide each other with copies of all correspondence or communications between such party or any of its Representatives, on the one hand, and any Governmental Authority or members of the staff of any Governmental Authority, on the other hand. No party shall participate, agree to participate or permit its Representatives to participate or agree to participate, in any meeting with any Governmental Authority relating to the matters that are the subject of this Agreement unless to the extent reasonably practicable it consults with the other parties in advance and, to the extent reasonably practicable and permitted by the applicable Governmental Authority, gives the other parties the reasonable opportunity to attend and participate prior to participating in any meeting with any Governmental Authority in respect of such transactions. Seller and Purchaser shall coordinate and cooperate fully with each other in exchanging such information and providing such assistance as the other parties may reasonably request in connection with the foregoing. Notwithstanding anything to the contrary in this Section 5.3(d), no Party nor any of its Affiliates shall be required to disclose to the other, or permit such other Party to participate in any meeting with a Governmental Authority with respect to, (i) any information that in the reasonable judgment of such Party would result in the disclosure of any trade secrets of third parties or violate any of its contractual obligations or obligations with respect to confidentiality, (ii) any personal information (including personal financial information), (iii) any information with respect to the finances or organization of any direct or indirect shareholder of Purchaser or (iv) any privileged information or confidential competitive information. No party shall be required to comply with any of the foregoing provisions of this Section 5.3(d) to the extent that such compliance would be prohibited by applicable Law.

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Section 5.4           Notification.

(a)          From the date hereof until the Closing, Seller shall promptly notify Purchaser in writing of:

(i)          any fact, circumstance, event or action the existence, occurrence or taking of which (A) has had, or could reasonably be expected to have, individually or in the aggregate, a Business Material Adverse Effect, (B) has resulted in, or could reasonably be expected to result in, any representation or warranty made by Seller hereunder not being true and correct or (C) has resulted in, or could reasonably be expected to result in, the failure of any of the conditions set forth in Sections 6.1 or 6.2 to be satisfied;

(ii)         any notice or other written communication from any Person alleging that the consent of such Person is or may be required in connection with the transactions contemplated by this Agreement;

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(iii)        any notice or other communication from any Governmental Authority in connection with the transactions contemplated by this Agreement; and

(iv)        any Actions commenced or, to Seller’s knowledge, threatened against, relating to or involving or otherwise affecting Seller, the Company or its Subsidiaries that, if pending on the date of this Agreement, would have been required to have been disclosed pursuant to Section 3.11 or that relates to the consummation of the transactions contemplated by this Agreement.

(b)          From the date hereof until the Closing, subject to applicable Law, Purchaser shall promptly notify Seller in writing of:

(i)          any fact, circumstance, event or action the existence, occurrence or taking of which (A) has had, or could reasonably be expected to have, individually or in the aggregate, a Purchaser Material Adverse Effect, or (B) has resulted in, or could reasonably be expected to result in, the failure of any of the conditions set forth in Sections 6.1 or 6.2 to be satisfied; and

(ii)         any notice or other communication from any Governmental Authority in connection with the transactions contemplated by this Agreement.

(c)          Purchaser’s receipt of information pursuant to Section 5.4(a) shall not operate as a waiver or otherwise affect any representation, warranty or agreement given or made by Seller in this Agreement and shall not be deemed to amend or supplement the Seller Disclosure Schedule. Seller’s receipt of information pursuant to Section 5.4(b) shall not operate as a waiver or otherwise affect any representation, warranty or agreement given or made by Purchaser in this Agreement and shall not be deemed to amend or supplement the Purchaser Disclosure Schedule.

Section 5.5           Employee Matters.

(a)          After the Closing, to the extent that Purchaser transitions Employees to alternative employee benefit plans, Purchaser shall use its commercially reasonable efforts to: (i) give Employees credit for all service with the Company, its Subsidiaries and past Affiliates under the employee benefit plans, programs, policies and fringe benefit arrangements of the Company and its Subsidiaries for purposes of eligibility and vesting under such alternative plans, and with respect to severance, vacation and paid-time off, benefit accrual under such alternative plans (except where doing so would result in duplication of benefits); (ii) cause any and all pre-existing conditions (or actively at work or similar limitations), eligibility waiting periods and evidence of insurability requirements under any group health plans to be waived with respect to the Employees of the Company and its Subsidiaries as of the Closing Date and their eligible dependents under such alternative plans; and (iii) provide Employees with credit for any co-payments, deductibles, and offsets (or similar payments) made during the plan year to the extent reflected in records of the Company and its Subsidiaries for the purposes of satisfying any applicable deductible, out-of-pocket, or similar requirements under such alternative plans.

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(b)          After the Closing Date, Purchaser will be responsible for performing and discharging all requirements under the WARN Act and similar state and local Laws for the notification of Purchaser’s employees and state and local governmental bodies, to the extent applicable

(c)          This Section 5.5 shall be binding upon and inure solely to the benefit of each of the Parties to this Agreement and their successors and permitted assigns, and nothing in this Section 5.5, express or implied, shall be construed to confer upon any other Person (including Employees or any other service providers to the Company or any Subsidiary thereof), any benefit under or right to enforce the provisions of this Section 5.5, including any right to employment or continued employment for any period of time or any right to a particular term or condition of employment, or be construed as an amendment, waiver or creation of any benefit plan. Nothing contained herein, express or implied, shall be construed to establish, adopt, amend or modify any Company Benefit Plan or other benefit plan, program, policy, agreement or arrangement or otherwise to limit the right of the Purchaser, the Company or any Subsidiary of the Company to (A) amend, modify or terminate any such benefit or compensation plan, program, policy, agreement or arrangement or (B) terminate the employment of any Employee, at any time and for any reason, including without cause.

(d)          From and after the Closing, Purchaser and its Affiliates shall make available to Seller the Current Employees to the extent then employed by the Company or its Subsidiaries to assist Seller in connection with the resolution of open affairs of Seller, which include primarily the termination of a pension plan, the collection of an outstanding note, and the preparation of financial statements, regulatory filings and tax returns. Seller shall reimburse Purchaser for the time of any Current Employee providing services under this Section 5.5(d) at an hourly rate based on the then current salary of the Current Employee agreed to in advance by Seller and Purchaser. Such services shall not materially interfere with the operation of the Company and its Subsidiaries. None of the Purchaser, the Company, its Subsidiaries or any of their Affiliates shall have any liability to Seller in connection with the provision of services pursuant to this Section 5.5(d).

Section 5.6           Public Announcements. Neither Purchaser nor Seller nor any of their respective Affiliates shall issue or cause the dissemination of any press release or other public announcements or statements with respect to this Agreement or the transactions contemplated hereby without the consent of the other Party, which consent will not be unreasonably withheld, conditioned or delayed; provided, however, Purchaser may otherwise disclose information about this Agreement and the transactions contemplated hereby as may be required by Law or by any listing agreement or rules with a national securities exchange or trading market (and in such case shall use commercially reasonable efforts to consult with Seller prior to such release or statement) or to any Governmental Authority.

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Section 5.7           Insurance. Following the Closing, to the extent that (i) any insurance policies owned or controlled by Seller or its Affiliates (collectively, “Seller Insurance Policies”) cover any loss of the Company or its Subsidiaries or their current or former officers, directors and employees resulting from, arising out of, based on or relating to, occurrences prior to the Closing and (ii) the Seller Insurance Policies permit claims to be made thereunder with respect to such losses to the Company or its Subsidiaries resulting from, arising out of, based on or relating to, occurrences prior to the Closing (the “Company Claims”), Seller shall, and shall cause its Affiliates to, reasonably cooperate with Purchaser, the Company and its Subsidiaries and the current and former directors, officers and employees of the Company and its Subsidiaries in submitting Company Claims (or pursuing claims previously made) on behalf of Purchaser, the Company and its Subsidiaries or such current or former director, officer or employee, as applicable, under any Seller Insurance Policy. Following the Closing, Seller shall and shall cause its Affiliates (i) not to seek to change any rights of the Company or its Subsidiaries or their current or former directors, officers or employees under such Seller Insurance Policies, (ii) promptly to pay over to the Company or its Subsidiaries, as applicable, any amounts that Seller or its Affiliates may receive under such Seller Insurance Policies in respect of losses incurred by the Company or its Subsidiaries, and (iii) in the case of directors and officers liability insurance policies, to keep such policies (or policies with coverage substantially as favorable as such policies) in effect for six (6) years following the Closing.

Section 5.8           Further Assurances; Post-Closing Cooperation.

(a)          From time to time after the Closing, as and when requested by any Party without additional consideration, each of the Parties hereto will (or, if appropriate, cause their Affiliates to) execute and deliver such further documents and instruments and take such other actions as may be necessary to make effective the transactions contemplated by this Agreement subject to Section 5.3 (Reasonable Efforts). If any Party to this Agreement following the Closing shall have in its possession any asset, property or right that under this Agreement should have been delivered to the other, such Party shall promptly deliver such asset, property or right to the other Party.

(b)          For five years following the Closing, upon reasonable written notice, each Party will afford the other Party and its Representatives (x) in response to the request or at the direction of a Governmental Authority or (y) as required for the preparation and reporting of financial statements or regulatory filings (i) such access during normal business hours as the other Party may reasonably request to books, records and other data and information relating to the Company and its Subsidiaries, including in the case of Seller, providing and instructing its external legal counsel to provide Excluded Books and Records and (ii) the right to make copies and extracts therefrom at the cost of the Party requesting such copies and extracts. Anything to the contrary in Section 5.8(a) or (b) notwithstanding, (i) access rights pursuant to Section 5.8(a) or (b) shall be exercised in such manner as not to interfere unreasonably with the conduct of the Business or any other business of the Party granting such access and (ii) the Party granting access may withhold any document (or portions thereof) or information (A) that is subject to the terms of a non-disclosure agreement with a third party, (B) that may constitute privileged attorney-client communications or attorney work product and the transfer of which, or the provision of access to which, as reasonably determined by such party’s counsel, constitutes a waiver of any such privilege or (C) if the provision of access to such document (or portion thereof) or information, as determined by such party’s counsel, would reasonably be expected to conflict with applicable Laws. Purchaser and Seller shall reimburse the other Party for reasonable out-of-pocket costs and expenses incurred in assisting the other Party or their respective Affiliates pursuant to this Section 5.8, Purchaser or Seller shall be permitted to request approval by the paying Party for any such out-of-pocket costs and expenses in advance of incurring such cost and expenses.

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(c)          From and after the Closing, Seller shall, and shall cause its Affiliates and Representatives to maintain the confidence of any and all information, whether written or oral, concerning Purchaser, the Company or its business that was obtained by virtue of ownership of the Company, the completion of the transactions contemplated by this Agreement or otherwise obtained, except to the extent that Seller can show that such information (a) is generally available to and known by the public through no fault of Seller, any of its Affiliates or their respective Representatives; (b) is lawfully acquired by Seller, any of its Affiliates or their respective Representatives from and after the Closing from sources which are not prohibited from disclosing such information by a legal, contractual or fiduciary obligation or (c) to the extent that the Seller is required to disclose such information by judicial or administrative process or pursuant to applicable Law. If Seller or any of its Affiliates or their respective Representatives are compelled to disclose any information by judicial or administrative process or by other requirements of Law, Seller shall promptly notify Purchaser in writing and shall disclose only that portion of such information which Seller is advised by its counsel in writing is legally required to be disclosed; provided that Seller shall, at the direction and expense of Purchaser, use reasonable best efforts to obtain an appropriate protective order or other reasonable assurance that confidential treatment will be accorded such information.

(d)          From and after the Closing, Purchaser shall, and shall cause the Company and its Subsidiaries and the Affiliates and Representatives of the Purchaser, to maintain the confidence of any and all information, whether written or oral, concerning Seller and any past Affiliate of Seller (other than information relating to the Company and its Subsidiaries) obtained by virtue of Purchaser’s ownership of the Company and its Subsidiaries from and after the Closing except to the extent that Purchaser can show that such information (a) is generally available to and known by the public through no fault of Purchaser, any of its Affiliates or their respective Representatives; (b) is lawfully acquired by Purchaser, any of its Affiliates or their respective Representatives from and after the Closing from sources which are not prohibited from disclosing such information by a legal, contractual or fiduciary obligation, or (c) to the extent that the Purchaser is required to disclose such information by judicial or administrative process or pursuant to applicable Law. If Purchaser or any of its Affiliates or their respective Representatives are compelled to disclose any information by judicial or administrative process or by other requirements of Law, Purchaser shall promptly notify Seller in writing and shall disclose only that portion of such information which Purchaser is advised by its counsel in writing is legally required to be disclosed; provided that Purchaser shall, at the direction and expense of Seller, use reasonable best efforts to obtain an appropriate protective order or other reasonable assurance that confidential treatment will be accorded such information.

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(e)          Neither Purchaser nor Seller shall be required by this Section 5.8 take any action that would unreasonably interfere with the conduct of its business or unreasonably disrupt its normal operations or (ii) provide the other Party with access to any books or records (including personnel files) pursuant to this Section 5.8 where such access would violate any Law,

Section 5.9           Contact with Customers and Suppliers. Prior to the Closing, neither Purchaser nor any Affiliate, officer, director, advisor, agent or employee of Purchaser shall contact any employee, customer, supplier or other person having a commercial relationship with the Company or any Subsidiary with respect to the Business or the transactions contemplated by this Agreement (or only in the case of Producers of the Company and its Subsidiaries with respect to any matter) without the prior written consent of Seller, such consent not to be unreasonably withheld, conditioned or delayed.

Section 5.10         Non-Competition.

(a)          During the three (3) year period commencing with the Closing Date, neither Seller nor any Affiliate of Seller shall, directly or indirectly, acting alone, as a member of any partnership or other business entity, as a holder of capital stock of any class or as agent or representative of any Person, in the Restricted Jurisdictions:

(i)          (A) engage in the Restricted Business, (B) divert or attempt to divert any business or customer of the Restricted Business, by direct or indirect inducement, (C) otherwise do or perform, directly or indirectly, any other act injurious or prejudicial to the sale of any products or services by the Restricted Business, or (D) extend, or assist in arranging the extension of, any credit to any Person for the purpose of establishing, acquiring or otherwise conducting any such business or other activity prohibited by this Section 5.10(a)(i); or

(ii)         employ, engage or solicit for employment or engagement any Employee during the period the applicable Employee is employed by Purchaser or any Affiliate of Purchaser.

(b)          Notwithstanding the foregoing, nothing contained in this Section 5.10 shall be deemed to preclude Seller or its Affiliates from owning not more than one percent (1%) of any class of equity securities of a publicly traded entity so long as such Seller or its Affiliate does not participate in any way in the management, operation or control of such entity.

(c)          It is the desired intent of the Parties that the foregoing provisions of this Section 5.10 shall be enforced to the fullest extent permissible in each jurisdiction in which enforcement is sought. Accordingly, the Parties agree that if the covenants set forth in this Section 5.10 are deemed by any court or arbitrator to be invalid or unenforceable in any jurisdiction, the court or arbitrator may reduce the scope thereof or otherwise amend or reform the portion thus adjudicated to be invalid or unenforceable, such reduction, amendment or reformation to apply only with respect to the particular jurisdiction in which such adjudication is made.

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(d)          Each of the Parties acknowledges that there is no adequate remedy at law for any breach or threatened breach by Seller or its Affiliates of the covenants and agreements set forth in this Section 5.10 and, accordingly, Seller agrees that Purchaser shall, in addition to the other remedies that may be available to it hereunder or at law, be entitled to seek an injunction temporarily or permanently enjoining Seller and its Affiliates from breaching or threatening to breach such covenants and agreements.

Section 5.11         Interim Financial Statements and Financial Statement Cooperation.

(a)          From the date of this Agreement through the Closing, Seller shall, or shall cause the Company to, furnish promptly to Purchaser (i) a copy of each annual statement or quarterly statement filed by the Company with the Domiciliary Regulator after the date hereof, together in each case with any exhibits, schedules, amendments, supplements or notes thereto (collectively, the “Interim SAP Financial Statements”), (ii) a copy of the audited annual consolidated GAAP financial statements of the Company and its Subsidiaries and monthly GAAP underwriting income statement related to the Business for the period then ended prepared in the ordinary course of business (the “Interim GAAP Financial Statements”), such monthly report to be delivered as soon as practicable and in any event no later than fifteen (15) Business Days following the end of each month, (iii) a copy of all periodic financial, actuarial and other reports relating to the Business prepared by Seller and its Affiliates in the normal course of business and (iv) a weekly and monthly report of all assets and trading activity in the investment portfolio of the Company and each of its Subsidiaries.

(b)          The Interim SAP Financial Statements shall be prepared from the Books and Records of Seller and the Company and, if required by applicable Law, shall be filed with the Domiciliary Regulator on forms prescribed or permitted by it. The Interim SAP Financial Statements shall be prepared in conformity with SAP. Each of the balance sheets included in the Interim SAP Financial Statements shall fairly present in all material respects the financial position of the Company as of its date and each of the statements of income and operations included in the Interim SAP Financial Statements shall fairly present in all material respects the results of operations of the Company for the period therein set forth, in each case in accordance with SAP applied on a basis consistent with the SAP Financial Statements.

(c)          The Interim GAAP Financial Statements shall: (i) be prepared from the Books and Records of Seller and the Company, (ii) fairly present in all material respects the results of operations of the Business for the period then ended, and (iii) be prepared in conformity with GAAP (subject to normal and recurring year-end adjustments and without notes) applied on a basis consistent with the GAAP Financial Statements.

(d)          From the date of this Agreement through the Closing Date, Seller will cooperate (and prior to the Closing, will cause the Company and its Subsidiaries to cooperate) with Purchaser to enable Purchaser to consolidate the financial statements of the Company and its Subsidiaries into those of Purchaser from and after Closing in a manner that will permit Purchaser to comply with its obligations under applicable Law, including applicable securities Laws.

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Section 5.12         Resignations. Seller shall use all reasonable efforts to cause to be delivered to Purchaser on the Closing Date duly signed resignations, effective immediately after the Closing, of the officers and directors of the Company and its Subsidiaries. For avoidance of doubt, Seller hereby confirms on behalf of the Company and its Subsidiaries that such signed resignations shall not constitute or be construed to be a resignation of employment by the applicable officers and directors under his or her employment agreement or his or her other terms of employment.

Section 5.13         Consultation. In connection with the continuing operation of the business of the Company and its Subsidiaries and ongoing compliance with this Agreement, not less than once in every calendar week between the date hereof and the Closing, subject to any limitations arising under applicable Law, a senior officer of each of the Company and Purchaser shall participate in a live or telephonic meeting at which (i) the applicable executive officer of the Company shall report material operational developments and the general status of ongoing operations pursuant to procedures reasonably requested by the Purchaser and (ii) the Parties shall plan for the implementation of the transaction contemplated by this Agreement and the Purchaser’s business plan in connection therewith.

Section 5.14         No Solicitation. Seller shall not, and shall cause each of its Affiliates and its and their respective Representatives not to, (i) directly or indirectly solicit or encourage any offer or expression of interest or inquiries or proposals for, knowingly assist, participate in or facilitate, or enter into or continue any discussions with respect to, (A) the acquisition by any Person, directly or indirectly, of any of the Shares, or any material part of the business or assets of the Company or any of its Subsidiaries, (B) any merger, consolidation, or combination with, or any bulk reinsurance transaction involving, the Company or any of its Subsidiaries, (C) the liquidation, dissolution, or re-organization the Company or any of its Subsidiaries in any manner, or (D) any agreement or understanding (whether or not such agreement or understanding is absolute, revocable, contingent or conditional) for, or otherwise attempt to consummate, any such acquisition, transfer, merger, consolidation, combination or reorganization, or (ii) furnish or permit to be furnished any non-public information concerning the Company or any of its Subsidiaries or its business and operations to any Person (other than Purchaser and its Representatives) or afford any Person (other than Purchaser and its Representatives) access to the properties, assets, books or records of the Company or any of its Subsidiaries. Seller shall immediately terminate and cause to be terminated any existing activities, discussions or negotiations with any Person other than Purchaser and shall promptly notify Purchaser and deliver a copy of any inquiry or proposal received by the Seller or any of its Affiliates or Representatives thereof with respect to any such transaction.

Section 5.15         Novation Agreement. Reference is hereby made to the Novation Agreement dated April 29, 2016 (the “Novation Agreement”) by and among Interboro Insurance Company, the Insurance Company and Seller pursuant which Seller guaranteed certain obligations of the Insurance Company to Interboro Insurance Company. Effective upon Closing, Purchaser, for itself and the Insurance Company, hereby waives, releases, acquits and forever discharges Seller of and from any and all Losses, including by rights of indemnification or contribution, which the Insurance Company now has or may hereafter have against Seller or its Representatives, arising directly or indirectly from or relating to the Novation Agreement

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Section 5.16         Post-Closing Maintenance of Seller. Until the date that is eighteen (18) months following the Closing Date, Seller shall (i) not liquidate and shall remain a duly organized and validly existing limited liability company and (ii) maintain its assets, free and clear of all Encumbrances, in an amount at least equal to Seller’s liabilities (excluding those with respect to this Agreement) plus the Cap.

Section 5.17         Systems Task Group International Ltd. Agreement. Seller shall use its reasonable best efforts to secure from Systems Task Group International Ltd. prior to the Closing Date a license for the claims management software on terms no less favorable to the Company than those terms contained in any prior agreements governing the use of the claims management software by the Company and its Subsidiaries and subject to the consent of Purchaser.

ARTICLE VI

CONDITIONS

Section 6.1           Conditions to Purchaser’s Obligations. The obligations of Purchaser to effect the Closing are further subject to the satisfaction or waiver at or prior to the Closing of the following conditions:

(a)          All consents and approvals of any Governmental Authority required for the consummation of the transactions contemplated by this Agreement shall have been obtained and shall remain in full force and effect, and any waiting period applicable to the consummation of the transactions contemplated hereby shall have expired or been terminated, in each case without the imposition of a Purchaser Burdensome Condition.

(b)          No statute, rule, regulation, order, decree, proceeding or injunction shall have been issued, enacted, entered, promulgated, initiated, proposed or enforced by a Governmental Authority that prohibits, restricts or makes illegal the consummation of the transactions contemplated by this Agreement, and no proceeding initiated by any Governmental Authority or other Person seeking an injunction against the transactions contemplated by this Agreement shall be pending.

(c)          The Fundamental Representations made by Seller in this Agreement shall be true and correct in all respects as of the Closing Date as if made on that date (except that representations or warranties that expressly speak as of a specified date or time need only be true and correct as of such specified date and time). The representations and warranties made by Seller in this Agreement (other than any Fundamental Representations and without giving effect to any limitation set forth therein as to materiality or Business Material Adverse Effect, as applicable) shall be true and correct as of the Closing Date as though made on the Closing Date (except that representations or warranties that expressly relate to an earlier date need only be true and correct on and as of such earlier date), in each case except for breaches as to matters that, individually or in the aggregate, have not had, and would not reasonably be expected to have, a Business Material Adverse Effect.

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(d)          Seller shall have performed and complied in all material respects with the agreements, covenants and obligations required by this Agreement to be so performed or complied with by Seller at or before the Closing.

(e)          Purchaser will have received a certificate, dated the Closing Date and duly executed by an authorized officer of Seller, in form and substance reasonably satisfactory to Purchaser, to the effect that the conditions specified in Sections 6.1(c) and (d) have been fulfilled.

(f)          All consents or approvals required of Seller and listed in Section 6.1(f) of the Seller Disclosure Schedule other than the consents and approvals contemplated by Section 6.2(a) shall have been obtained and shall remain in full force and effect.

(g)          The Statutory Surplus as of the Closing Date is greater than $3,500,000.

(h)          Seller shall have made the deliveries required under Section 2.4.

Section 6.2           Conditions to Seller’s Obligations. The obligations of Seller to effect the Closing are further subject to the satisfaction or waiver at or prior to the Closing of the following conditions:

(a)          All consents and approvals of any Governmental Authority required for the consummation of the transactions contemplated by this Agreement shall have been obtained and shall remain in full force and effect, and any waiting period applicable to the consummation of the transactions contemplated hereby shall have expired or been terminated, in each case without the imposition of a Seller Burdensome Condition.

(b)          No statute, rule, regulation, order, decree, proceeding or injunction shall have been issued, enacted, entered, promulgated, initiated, proposed or enforced by a Governmental Authority that prohibits, restricts or makes illegal the consummation of the transactions contemplated by this Agreement, and no proceeding initiated by any Governmental Authority or any other Person seeking an injunction against the transactions contemplated by this Agreement shall be pending.

(c)          The representations and warranties made by Purchaser in this Agreement shall be true and correct, in each case at and as of the Closing Date as if made on that date (except in any case that representations and warranties that expressly speak as of a specified date or time need only be true and correct as of such specified date or time), except where any failures to be true and correct would not, in the aggregate, have a Purchaser Material Adverse Effect.

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(d)          Purchaser shall have performed and complied with, in all material respects, the agreements, covenants and obligations required by this Agreement to be so performed or complied with by Purchaser at or before the Closing.

(e)          Seller will have received a certificate, dated the Closing Date and duly executed by an authorized officer of Purchaser, in form and substance reasonably satisfactory to Seller, to the effect that the conditions specified in Sections 6.2(c) and (d) have been fulfilled.

(f)          Purchaser shall have made the deliveries required under Section 2.4.

ARTICLE VII

SURVIVAL; INDEMNIFICATION

Section 7.1           Survival of Representations, Warranties, Covenants and Agreements.

(a)          The representations and warranties of Seller and Purchaser contained in this Agreement, as modified, amended or supplemented by the Seller Disclosure Schedule and Purchaser Disclosure Schedule, respectively, will survive the Closing as follows: (i) the representations and warranties contained in Sections 3.1 Organization and Qualification of Seller, 3.2 Authority; Non-Contravention; Approvals, 3.3 Capital Stock of the Company and its Subsidiaries, 3.4 Corporate Organization of the Company and its Subsidiaries, 3.20 Brokers; 4.1 Organization and Qualification, 4.2 Authority; Non-Contravention; Approvals and 4.4 Brokers (collectively, the “Fundamental Representations”) shall survive the Closing until 5:00 p.m. New York time on the date which is five (5) years following the Closing Date, (ii) the representations and warranties contained in Section 3.5 Taxes shall survive until 60 days after the expiration of the applicable statute of limitations and (iii) all other representations and warranties shall survive the Closing until 5:00 p.m. New York time on the date which is eighteen (18) months following the Closing Date.

(b)          The covenants contained in this Agreement shall survive in accordance with their respective terms (or until the applicable statute of limitations has expired, if no term for performance is specified).

(c)          Notwithstanding anything to the contrary contained herein, any breach of representation, warranty, covenant or agreement in respect of which indemnity may be sought under this Agreement shall survive the time at which it would otherwise terminate pursuant to this Section 7.1, if notice of the inaccuracy or breach thereof giving rise to such right of indemnity shall have been given to the Party against whom such indemnity may be sought prior to such time.

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Section 7.2           Indemnification of Purchaser. Seller shall indemnify and hold harmless Purchaser, its Affiliates (including from and after the Closing, the Company and its Subsidiaries) and their respective successors and their respective shareholders and Representatives (collectively, the “Purchaser Indemnified Parties”) from and against Losses incurred by any Purchaser Indemnified Party and resulting or arising from or relating to (i) any inaccuracy in or any breach of any representation or warranty made by Seller in this Agreement (other than a Fundamental Representation) or in any certificate or instrument delivered by or on behalf of Seller pursuant to this Agreement (other than with respect to a Fundamental Representation); (ii) any inaccuracy in or any breach of any Fundamental Representation made by Seller in this Agreement or in any certificate or instrument delivered by or on behalf of Seller with respect to a Fundamental Representation pursuant to this Agreement; (iii) any breach of any covenant, agreement or obligation to be performed by Seller pursuant to this Agreement or (iv) any services provided to Seller pursuant to Section 5.5(d); provided, however, that the Purchaser Indemnified Parties’ rights to assert claims for Losses pursuant to this Section 7.2 shall be subject to the limitations set forth below in this Article VII.

Section 7.3           Indemnification of Seller. Purchaser shall indemnify and hold harmless Seller and its Affiliates and their respective successors and their shareholders and Representatives (collectively, the “Seller Indemnified Parties”) from and against Losses incurred by any Seller Indemnified Party and resulting or arising from or relating to (i) the inaccuracy of any representation or warranty made by Purchaser in this Agreement or in any certificate or instrument delivered by or on behalf of Purchaser pursuant to this Agreement, (ii) any breach of any covenant, agreement or obligation to be performed by Purchaser pursuant to this Agreement, or (iii) the Novation Agreement, including any guarantee provided by Seller under the Novation Agreement; provided, however, that the Purchaser Indemnified Parties’ rights to assert claims for Losses pursuant to this Section 7.3 shall be subject to the limitations set forth below in this Article VII.

Section 7.4           Effect of Materiality Qualifier. Notwithstanding anything in this Agreement to the contrary, for purposes of this Article VII, all of the representations and warranties set forth in this Agreement or any certificate or schedule that are qualified as to “materiality”, “materiality”, “Purchaser Material Adverse Effect”, “Business Material Adverse Effect” or words of similar import or effect shall be deemed to have been made without any such qualification for purposes of determining the amount of Losses resulting from, arising out of, relating to or caused by any such breach of representation or warranty.

Section 7.5           Limitations.

(a)          Subject to the additional limitations set forth below in this Section 7.5, Seller shall not be liable to the Purchaser Indemnified Parties for indemnification under Section 7.2(i) and Purchaser shall not be liable to the Seller Indemnified Parties for indemnification under Section 7.3(i) unless and until the Purchaser Indemnified Parties or the Seller Indemnified Parties, as applicable, have incurred Losses in excess of $25,000 (the “Deductible”) in the aggregate, in which case the Purchaser Indemnified Parties or the Seller Indemnified Parties, as applicable, shall be entitled to bring a claim for only those Losses in excess of the Deductible.

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(b)          Notwithstanding anything to the contrary contained in this Agreement, the Purchaser Indemnified Parties or the Seller Indemnified Parties, as applicable, shall have no right to indemnification for any Losses for which the Purchaser Indemnified Parties are entitled pursuant to Section 7.2(i) or the Seller Indemnified Parties are entitled pursuant to Section 7.3(i), as applicable, with respect to, and the amount of Losses for purposes of determining whether the Deductible has been reached shall exclude, any Losses attributable to any individual claim (or series of claims arising from the same events, facts or circumstances) that is indemnifiable under Section 7.2(i) or Section 7.3(i) unless such Losses exceed $10,000 (including the costs of defense thereof, including attorneys’ fees and experts fees and other disbursements), whereupon, subject to the terms, conditions and limitations set forth in this Agreement (including the Deductible and the Cap), the Purchaser Indemnified Parties or the Seller Indemnified Parties, as applicable, shall be indemnified for such Losses.

(c)          Notwithstanding anything to the contrary contained in this Agreement, the maximum aggregate liability of Seller or Purchaser under this Article VII for Losses indemnified under Section 7.2(i) or Section 7.3(i), as applicable, shall not exceed $400,000 (the “Cap”).

(d)          Notwithstanding the foregoing, the limitations set forth in Section 7.5(a)-(b) shall not apply to Losses resulting from any inaccuracy in or breach of any Fundamental Representation.

(e)          Payments by an Indemnifying Party pursuant to Section 7.2 or Section 7.3 in respect of any Loss shall be reduced by the amount of (i) any Tax Benefit realized as a result of, and as a result of the circumstances giving rise to, such Loss by the Indemnified Party and (ii) any amounts recovered by the Indemnified Party under insurance policies, indemnities or other reimbursement arrangements with respect to such Losses less the amount of any costs of obtaining such recovery, including any resulting increase in premium or other costs of insurance. If the Indemnified Party receives a Tax Benefit after an indemnification payment is made to it that was not taken into account at the time the indemnification payment was made, the Indemnified Party shall promptly pay over to the Seller the amount of such Tax Benefit at such time or times as, and to the extent that, such Tax Benefit is realized by the Indemnified Party, but not in excess of the amount of the related indemnification payment. In the event that an insurance or other recovery is made by any Indemnified Party with respect to any Loss for which any such Person has been indemnified hereunder, then a refund equal to the aggregate amount of the recovery shall be promptly made to the applicable Indemnifying Party.

(f)          In no event shall any Indemnifying Party be liable to any Indemnified Party for any punitive damages, other than indemnification for amounts paid or payable to third parties in respect of any Third Party Claim for which indemnification hereunder is otherwise required.

(g)          Each Indemnified Party shall take, and cause its Affiliates to take, all commercially reasonable steps to mitigate any Loss upon becoming aware of any event or circumstance that would be reasonably expected to, or does, give rise thereto, provided that any costs of such mitigation shall be Losses indemnified hereunder.

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Section 7.6           Method of Asserting Claims. All claims for indemnification by any Indemnified Party under this Article VII shall be asserted and resolved as follows:

(a)          If any Indemnified Party receives notice of the assertion or commencement of any Action made or brought by any Person who is not a party to this Agreement or an Affiliate of a party to this Agreement or a Representative of the foregoing (a “Third Party Claim”) against such Indemnified Party with respect to which indemnification is being sought against an Indemnifying Party under this Agreement, the Indemnified Party shall give the Indemnifying Party reasonably prompt written notice thereof, but in any event not later than thirty (30) calendar days after receipt of such notice of such Third Party Claim. The failure to give such prompt written notice shall not, however, relieve the Indemnifying Party of its indemnification obligations, except and only to the extent that the Indemnifying Party forfeits rights or defenses by reason of such failure. Such notice by the Indemnified Party shall describe the Third Party Claim in reasonable detail, shall include copies of all material written evidence thereof and shall indicate the estimated amount, if reasonably practicable, of the Loss that has been or may be sustained by the Indemnified Party. The Indemnifying Party shall have the right to participate in, or by giving written notice to the Indemnified Party within 30 calendar days after receiving the Indemnified Party’s notice of claim, to assume the defense of any Third Party Claim at the Indemnifying Party’s expense and by the Indemnifying Party’s own counsel, and the Indemnified Party shall cooperate in good faith in such defense; provided, that if the Indemnifying Party is Seller, such Indemnifying Party shall not have the right to defend or direct the defense of any such Third Party Claim that (x) is asserted directly by or on behalf of a Person that is a supplier or customer of Purchaser or the Company, or (y) seeks an injunction or other equitable relief against the Indemnified Parties. The Indemnified Party shall have the right to participate in the defense of any Third Party Claim with counsel selected by it subject to the Indemnifying Party’s right to control the defense thereof. The fees and disbursements of such counsel shall be at the expense of the Indemnified Party; provided, that if in the reasonable opinion of counsel to the Indemnified Party, (A) there are legal defenses available to an Indemnified Party that are different from or additional to those available to the Indemnifying Party; or (B) there exists a conflict of interest between the Indemnifying Party and the Indemnified Party that cannot be waived, the Indemnifying Party shall be liable for the reasonable fees and expenses of counsel to the Indemnified Party in each jurisdiction for which the Indemnified Party determines counsel is required. If the Indemnifying Party elects not to compromise or defend such Third Party Claim, fails to promptly notify the Indemnified Party in writing of its election to defend as provided in this Agreement, or fails to diligently prosecute the defense of such Third Party Claim, the Indemnified Party may, subject to Section 7.6(b), pay, compromise or defend such Third Party Claim and seek indemnification for any and all Losses based upon, arising from or relating to such Third Party Claim. Seller and Purchaser shall cooperate with each other in all reasonable respects in connection with the defense of any Third Party Claim, including making available records relating to such Third Party Claim and furnishing, without expense (other than reimbursement of actual out-of-pocket expenses) to the defending party, management employees of the non-defending party as may be reasonably necessary for the preparation of the defense of such Third Party Claim.

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(b)          Notwithstanding any other provision of this Agreement, the Indemnifying Party shall not enter into settlement of any Third Party Claim without the prior written consent of the Indemnified Party, except as provided in this Section 7.6(b). If a firm offer is made to settle a Third Party Claim without leading to liability or the creation of a financial or other obligation on the part of the Indemnified Party and provides, in customary form, for the unconditional release of each Indemnified Party from all liabilities and obligations in connection with such Third Party Claim and the Indemnifying Party desires to accept and agree to such offer, the Indemnifying Party shall give written notice to that effect to the Indemnified Party.

(c)          Any Action by an Indemnified Party on account of a Loss which does not result from a Third Party Claim (a “Direct Claim”) shall be asserted by the Indemnified Party giving the Indemnifying Party reasonably prompt written notice thereof, but in any event not later than thirty (30) days after the Indemnified Party becomes aware of such Direct Claim. The failure to give such prompt written notice shall not, however, relieve the Indemnifying Party of its indemnification obligations, except and only to the extent that the Indemnifying Party forfeits rights or defenses by reason of such failure. Such notice by the Indemnified Party shall describe the Direct Claim in reasonable detail, shall include copies of all material written evidence thereof and shall indicate the estimated amount, if reasonably practicable, of the Loss that has been or may be sustained by the Indemnified Party. The Indemnifying Party shall have thirty (30) days after its receipt of such notice to respond in writing to such Direct Claim, except for any Direct Claim based on a breach of Section 5.10, in which case such response shall be within two (2) days. The Indemnified Party shall allow the Indemnifying Party and its professional advisors to investigate the matter or circumstance alleged to give rise to the Direct Claim, and whether and to what extent any amount is payable in respect of the Direct Claim and the Indemnified Party shall assist the Indemnifying Party’s investigation by giving such information and assistance (including access to the Company’s premises and personnel and the right to examine and copy any accounts, documents or records) as the Indemnifying Party or any of its professional advisors may reasonably request. If the Indemnifying Party does not so respond within such thirty (30) day period, the Indemnifying Party shall be deemed to have rejected such claim, in which case the Indemnified Party shall be free to pursue such remedies as may be available to the Indemnified Party on the terms and subject to the provisions of this Agreement.

(d)          Nothing in this Section 7.6 shall operate to in any way to restrict or limit the ability and timing for Seller or Purchaser to seek specific performance as provided in Section 10.10 for a Party’s failure to comply with any term or provision of this Agreement.

Section 7.7           Character of Indemnity Payments. The Parties agree that any indemnification payments made with respect to this Agreement shall be treated for all Tax purposes as an adjustment to the Purchase Price unless otherwise required by Law.

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Section 7.8           Exclusive Remedy. Subject to Section 10.11, the Parties acknowledge and agree that their sole and exclusive remedy with respect to any and all claims (other than claims arising from fraud, criminal activity or willful misconduct on the part of a party hereto in connection with the transactions contemplated by this Agreement) for any breach of any representation, warranty, covenant, agreement or obligation set forth herein or otherwise relating to the subject matter of this Agreement, shall be pursuant to the indemnification provisions set forth in Article VIII and this Article VII. In furtherance of the foregoing, each Party hereby waives, to the fullest extent permitted under Law, any and all rights, claims and causes of action for any breach of any representation, warranty, covenant, agreement or obligation set forth herein or otherwise relating to the subject matter of this Agreement it may have against the other parties hereto and their Affiliates and each of their respective Representatives arising under or based upon any Law, except pursuant to the indemnification provisions set forth in Article VIII and this Article VII and except for claims arising from fraud, criminal activity or willful misconduct on the part of a party hereto in connection with the transactions contemplated by this Agreement. Nothing in this Section 7.8 shall limit any Person’s right to seek and obtain any equitable relief to which any Person shall be entitled or to seek any remedy on account of any party’s fraudulent, criminal or intentional misconduct.

ARTICLE VIII

TAXES

Section 8.1           Tax Indemnity.

(a)          Seller shall indemnify and hold harmless the Purchaser Indemnified Parties from and against Losses in respect of Taxes that are Covered Taxes.

(b)          Seller’s obligations in paragraph (a) above shall be without regard to any disclosures that may have been made with respect to Article III or otherwise. The indemnification obligations provided for herein shall apply even if the additional Tax liability results from the filing of a Tax Return or amended Tax Return with respect to a pre-Closing Date transaction or period (or portion of a period) by Purchaser provided that Purchaser shall not cause or permit the Company or any Subsidiary to file an amended Tax Return with respect to any taxable period ending on or prior to the Closing Date or any Straddle Period unless (y) Seller consents in its sole discretion or (z) Purchaser obtains a legal opinion from counsel reasonably acceptable to Seller that such amended return is legally required to be filed.

(c)          For purposes of this Agreement:

(i)          Except as otherwise provided in clause (ii) below, in the case of any Taxes that are payable with respect to a Straddle Period, the portion of such Taxes allocable to (A) the Pre-Closing Tax Period and (B) the portion of the Straddle Period beginning on the day next succeeding the Closing Date (the “Post-Closing Tax Period”) shall be determined on the basis of a deemed closing at the end of the Closing Date of the books of the Company or the applicable Subsidiary.

(ii)         In the case of any personal or real property Taxes that are payable with respect to a Straddle Period, the portion of such Taxes allocable to the Pre-Closing Tax Period shall be equal to the product of the sum of all such Taxes multiplied by a fraction the numerator of which is the number of days in the Straddle Period from the commencement of the Straddle Period through and including the Closing Date and the denominator of which is the number of days in the entire Straddle Period.

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(iii)        All payments due from Seller with respect to Taxes for which Seller has provided an indemnity therefor pursuant to this Agreement shall be made upon the earlier to occur of: (i) ten (10) Business Days following an agreement by Seller and Purchaser as to Seller’s liabilities for such Taxes, (ii) five (5) Business Days prior to the due date of the payment for the Taxes allocable to Seller pursuant to this Section 8.1, provided that Purchaser has notified Seller of such due date at least fifteen (15) Business Days prior to such due date or (iii) Seller’s receipt of notice of an assessment of such a Tax liability by a Tax Authority.

Section 8.2           Post-Closing Tax Matters.

(a)          Seller shall prepare and file, or cause to be prepared and filed, all Tax Returns of the Company and any of its Subsidiaries that are required to filed on or before the Closing Date. All such Tax Returns shall be prepared in a manner consistent with past practice, except as otherwise required by Law. Purchaser shall prepare or cause to be prepared and file or cause to be filed all other Tax Returns of the Company or any of its Subsidiaries. Purchaser shall deliver or cause to be delivered to Seller any such Tax Return described in the previous sentence, to the extent it relates to a Pre-Closing Tax Period, to the extent practical, at least fifteen (15) days prior to the due date for any such Tax Return (after giving effect to any applicable extensions of time for filing) so that Seller, to the extent practical, has a meaningful opportunity to review and comment on such Tax Return. Purchaser shall consider any such comments in good faith. In the event that Purchaser and Seller are unable to agree on the reporting of any item on such Tax Returns, Purchaser and Seller shall mutually choose an independent public accounting firm to resolve such dispute, and the decision of such firm shall be final. Expenses of such independent public accounting firm shall be born evenly between the Purchaser and the Seller.

(b)          Any Taxes for Straddle Periods shall be apportioned between Seller and Purchaser in the manner set forth in Section 8.1(c) hereof.

(c)          Purchaser and Seller shall cooperate with each other in connection with the filing of any Tax Returns and any audit, litigation or other proceeding with respect to Taxes. Such cooperation shall include the retention and (upon the other Party’s request) the provision of records and information reasonably relevant to any such audit, litigation, or other proceeding and making their respective employees, outside consultants, and advisors (including but not limited to freight forwarders and advisors with respect to customs duties) available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder and of the cost of the requesting Party. Purchaser and Seller agree (i) to retain all Books and Records with respect to Tax matters pertinent to the Company and its Subsidiaries relating to any taxable period beginning before the Closing Date until the expiration of the statute of limitations (and, to the extent notified by Purchaser or Seller, any extensions of the statute of limitations) of the respective taxable periods, and to abide by all record retention agreements entered into with any Tax Authority, and (ii) to give the other Parties reasonable written notice prior to transferring, destroying or discarding any such Books and Records and, if any of the other Parties so requests, Purchaser or Seller, as the case may be, shall allow the other Party to take possession of such Books and Records.

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(d)          Purchaser agrees to give prompt notice to Seller of any Taxes or the assertion of any claim, or the commencement of any suit, action or proceeding in respect of which indemnity may be sought under Section 8.1 (a “Tax Proceeding”), and will give Seller such information with respect thereto as Seller may reasonably request, provided that Purchaser’s failure to provide such notice or to deliver such information to Seller shall not limit Purchaser’s rights under this Article VIII except to the extent Seller is materially prejudiced by such failure. Seller agrees to give prompt notice to Purchaser upon the receipt of any written notice by Seller of any pending or threatened Tax Proceeding or other Actions relating to Taxes of the Company or any of its Subsidiaries, provided that Seller’s failure to provide such notice or to deliver such information to Purchaser shall not limit Seller’s rights under this Article VIII except to the extent Purchaser is materially prejudiced by such failure. Notwithstanding anything to the contrary contained in this Agreement, Purchaser shall have the sole right to control and make all decisions regarding any Tax Proceeding for a Straddle Period or Post-Closing Tax Period, including selection of counsel and selection of a forum for such Tax Proceeding, provided, however, that in the event such Tax Proceeding relates to Taxes for which Seller has indemnified Purchaser or may have an indemnity obligation under Section 8.1, (i) Purchaser and Seller shall cooperate in the conduct of such Tax Proceeding, (ii) Seller shall have the right (but not the obligation) to participate in such Tax Proceeding at Seller’s expense, (iii) Purchaser shall not enter into any agreement with the relevant Tax Authority pertaining to Taxes for which Seller may have an indemnity obligation under Section 8.1 without the written consent of Seller, which consent shall not unreasonably be withheld, conditioned or delayed, and (iv) Purchaser may, without the written consent of Seller, enter into such an agreement, provided that Purchaser shall have agreed to accept liability for the payment of such Taxes and to forego any indemnification or other claim under this Agreement with respect to the portion of Pre-Closing Taxes for which Seller could otherwise be responsible under Section 8.1. Seller shall have the right (but not the obligation) upon written request to Purchaser, to control and make all decisions regarding any Tax Proceeding for any Pre-Closing Tax Period (excluding, for the avoidance of doubt, a Tax Proceeding relating to the portion of any Straddle Period that ends on the Closing Date); provided, however, that (i) Purchaser and Seller shall cooperate in the conduct of such Tax Proceeding relating to such period, (ii) Seller shall consult with Purchaser with respect to such Tax Proceeding and Purchaser shall have the right (but not the obligation) to participate in such Tax Proceeding and employ counsel, at its own expense, separate from counsel employed by Seller and (iii) Seller shall not enter into any agreement with the relevant Tax Authority pertaining to Taxes not indemnified by Seller (including but not limited to any such agreement that would increase the Company’s or any Subsidiary’s Taxes for a Post-Closing Tax Period) without the written consent of Purchaser, which consent shall not unreasonably be withheld, conditioned or delayed. Notwithstanding any other provision in Section 8.1, Seller shall not be liable under Section 8.1 with respect to any Taxes resulting from a Tax Proceeding with respect to which Purchaser did not comply with its obligations under this Section 8.2(d) to notify Seller or to provide Seller the opportunity to control or participate, to the extent Seller is adversely affected as a result thereof.

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Section 8.3           Transfer Taxes. Seller shall be responsible for 100 percent (100%) of any transfer taxes imposed by any foreign, federal, state, local or other taxing body as a result of the consummation of the transactions contemplated by this Agreement. Seller shall timely file all necessary Tax Returns and other documentation with respect to such Transfer Taxes, and, if required by Law, Purchaser shall join in the execution of such filings. The expense of such filings shall be paid solely by Seller.

Section 8.4           Tax Sharing Agreements. All tax sharing agreements or arrangements among and between Seller and the Company or its Subsidiaries, whether or not written, if any, shall be terminated immediately prior to the Closing Date and shall have no continuing force or effect. Seller and the Company or its Subsidiaries shall, unless otherwise directed by Purchaser, terminate any power of attorney granted by or on behalf of Seller or the Company or its Subsidiaries, and any such terminated power of attorney shall have no continuing force or effect after the Closing Date.

Section 8.5           Overlap. Notwithstanding any other provision of this Agreement, neither Section 7.5 (other than paragraph (e) thereof) nor the procedures under Section 7.6 shall apply to claims arising under this Article VIII. To the extent of any inconsistency between this Article VIII and Article VII, this Article VIII shall control as to Tax matters.

ARTICLE IX

TERMINATION OF AGREEMENT

Section 9.1           Termination. This Agreement may be terminated, and the transactions contemplated by this Agreement may be abandoned, at any time prior to the Closing by:

(a)          the mutual written agreement of Seller and Purchaser;

(b)          either Seller or Purchaser if any court of competent jurisdiction or other Governmental Authority shall have issued a statute, rule, regulation, order, decree or injunction or taken any other action restraining, enjoining or otherwise prohibiting all or any portion of the transactions contemplated by this Agreement and such statute, rule, regulation, order, decree or injunction or other action shall have become final and nonappealable; provided, however, that the Party seeking to terminate this Agreement pursuant to this Section 9.1(b) shall have performed in all material respects its obligations under this Agreement at the time of such termination;

(c)          either Seller or Purchaser (but only so long as Seller or Purchaser, as applicable, is not in material breach of its obligations under this Agreement at such time), in the event of a material breach by the non-terminating Party of any representation, warranty, covenant or agreement contained in this Agreement, which breach (i) cannot be or has not been cured by such non-terminating Party within twenty (20) Business Days following written notification thereof by the terminating Party or (ii) would entitle the terminating Party not to consummate the transactions contemplated hereby under Article VI; or

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(d)          either Purchaser or Seller if the Closing shall not have been consummated on or before the date that is six (6) calendar months from the date of this Agreement (the “Termination Date”); provided, however, that this Agreement shall not be terminated pursuant to this Section 9.1(d) by any Party whose breach of any of its obligations under this Agreement in any material respect results in the failure of the Closing to be consummated prior to the Termination Date.

Section 9.2           Termination Due to Burdensome Condition.

(a)          If the Domiciliary Regulator has imposed, or communicated in writing to Purchaser that it will impose, one or more Purchaser Burdensome Conditions, then Purchaser shall confirm in writing to Seller within thirty (30) days following the first to occur of the imposition of such Purchaser Burdensome Condition(s) or receipt of a written communication of such Purchaser Burdensome Condition(s) (the “Purchaser Review Period”) as to whether Purchaser will (a) accept such Purchaser Burdensome Condition(s) for purposes of satisfying the condition set forth in Section 6.1(a) or (b) not accept such Purchaser Burdensome Condition(s). If Purchaser does not accept such Purchaser Burdensome Condition(s) or if Seller has not received written confirmation from Purchaser that it will accept the Purchaser Burdensome Condition(s) by the expiration of the Purchaser Review Period, then either Party may terminate this Agreement and the transactions contemplated by this Agreement may be abandoned.

(b)          If the Domiciliary Regulator has imposed, or communicated in writing to Seller that it will impose, one or more Seller Burdensome Conditions, then Seller shall confirm in writing to Purchaser within thirty (30) days following the first to occur of the imposition of such Seller Burdensome Condition(s) or receipt of a written communication of such Seller Burdensome Condition(s) (the “Seller Review Period”) as to whether Seller will (a) accept such Seller Burdensome Condition(s) for purposes of satisfying the condition set forth in Section 6.2(a) or (b) not accept such Seller Burdensome Condition(s). If Seller does not accept such Seller Burdensome Condition(s) or if Purchaser has not received written confirmation from Seller that it will accept the Seller Burdensome Condition(s) by the expiration of the Seller Review Period, then either Party may terminate this Agreement and the transactions contemplated by this Agreement may be abandoned.

Section 9.3           Effect of Termination. If this Agreement is validly terminated pursuant to Section 9.1 and, if applicable, Section 9.2, this Agreement will forthwith become null and void, and have no further effect, without any liability on the part of any Party hereto or its Affiliates or Representatives, other than the provisions of this Section 9.3 and Article X hereof and all rights and remedies based on any breach of any provision of this Agreement will survive, and no such termination shall be deemed an election of remedies with respect to any such breach.

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ARTICLE X

MISCELLANEOUS

Section 10.1         Notices. All notices, requests, consents, waivers, demands and other communications under this Agreement shall be in writing and will be deemed to have been duly given (a) when delivered by hand (with written confirmation of receipt); (b) when received by the addressee if sent by a nationally recognized overnight courier (receipt requested); (c) on the date sent by e-mail of a PDF document (with confirmation of transmission) if sent during normal business hours of the recipient, and on the next Business Day if sent after normal business hours of the recipient or (d) on the third (3rd) day after the date mailed, by certified or registered mail, return receipt requested, postage prepaid. Such communications must be sent to the respective Parties at the following addresses or email addresses (or at such other addresses or email addresses for a Party as shall be specified by the notice given in accordance with this Section 10.1):

If to Seller:

Interboro LLC

c/o Northwood Ventures

485 Underhill Boulevard, Suite 205

Syosset, New York 11791

Email: pschiff@northwoodventures.com

Attention: Peter Schiff

With a copy (which shall not constitute notice) to:

James V. Hatem, Esq.

Nixon Peabody LLP

100 Summer Street

Boston, Massachusetts 02110-2131

E-mail: jhatem@nixonpeabody.com

If to Purchaser:

Special Diversified Opportunities Inc.

1521 Concord Pike, Suite 301

Wilmington, DE 19803

E-mail: kbratton@spdopps.com

Attention: Kevin J. Bratton

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With a copy (which shall not constitute notice) to:

Michael D. Devins, Esq.

Debevoise & Plimpton LLP

919 Third Avenue

New York, New York 10022

E-mail: mddevins@debevoise.com

Section 10.2         Entire Agreement. This Agreement, the Exhibits and Schedules hereto, the Confidentiality Agreement supersede all prior and contemporaneous discussions and agreements, both written and oral, among the Parties with respect to the subject matter of this Agreement and constitute the sole and entire agreement among the Parties to this Agreement with respect to the subject matter of this Agreement, and supersedes all prior and contemporaneous agreements and understandings, written or oral, with respect to the subject matter hereof.

Section 10.3         Expenses. Except as otherwise expressly provided in this Agreement, whether or not the transactions contemplated by this Agreement are consummated, each Party will pay its own costs and expenses incurred in connection with the negotiation, execution and closing of this Agreement and the transactions contemplated by this Agreement.

Section 10.4         Waiver. Any term or condition of this Agreement may be waived at any time by the Party that is entitled to the benefit thereof, but no such waiver shall be effective unless set forth in a written instrument duly executed by or on behalf of the Party waiving such term or condition. No waiver by any Party of any term or condition of this Agreement, in any one or more instances, shall be deemed to be or construed as a waiver (a) of the same or any other term or condition of this Agreement on any future occasion or (b) in respect of any failure, breach or default not expressly identified by such written waiver, whether of a similar or different character, and whether occurring before or after that waiver. No failure to exercise, or delay in exercising, any right, remedy, power or privilege arising from this Agreement shall operate or be construed as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege.

Section 10.5         Amendment. This Agreement may be amended, supplemented or modified only by a written instrument duly executed by or on behalf of each Party to this Agreement.

Section 10.6         No Third Party Beneficiary. Except for the rights of the Purchaser Indemnified Parties and the Seller Indemnified Parties pursuant to Articles VII and VIII, as to which they are express third-party beneficiaries, the terms and provisions of this Agreement are intended solely for the benefit of each Party hereto and their respective successors or permitted assigns, and it is not the intention of the Parties to confer third-party beneficiary rights upon any other Person other than any Person entitled to indemnity under Article VII.

Section 10.7         Assignment; Binding Effect. Neither this Agreement nor any right, interest or obligation under this Agreement may be assigned by any Party to this Agreement by operation of law or otherwise without the prior written consent of the other Party to this Agreement and any attempt to do so will be void; provided, however, Purchaser may assign to any Affiliate without consent of Seller. Subject to the foregoing, this Agreement is binding upon, inures to the benefit of and is enforceable by the Parties to this Agreement and their respective successors and assigns.

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Section 10.8         CONSENT TO JURISDICTION AND SERVICE OF PROCESS. EACH PARTY HEREBY IRREVOCABLY SUBMITS TO THE EXCLUSIVE JURISDICTION OF THE UNITED STATES DISTRICT COURT FOR THE SOUTHERN DISTRICT OF NEW YORK OR ANY COURT OF THE STATE OF NEW YORK LOCATED IN THE COUNTY OF NEW YORK IN RESPECT OF ANY ACTION, SUIT OR PROCEEDING ARISING IN CONNECTION WITH THIS AGREEMENT AND THE TRANSACTIONS CONTEMPLATED HEREBY AND THEREBY, AND AGREES THAT ANY SUCH ACTION, SUIT OR PROCEEDING SHALL BE BROUGHT ONLY IN SUCH COURT (AND WAIVES ANY OBJECTION BASED ON FORUM NON CONVENIENS OR ANY OTHER OBJECTION TO VENUE THEREIN); PROVIDED, HOWEVER, THAT SUCH CONSENT TO JURISDICTION IS SOLELY FOR THE PURPOSE REFERRED TO IN THIS SECTION 10.8 AND SHALL NOT BE DEEMED TO BE A GENERAL SUBMISSION TO THE JURISDICTION OF SAID COURTS OR IN THE STATE OF NEW YORK OTHER THAN FOR SUCH PURPOSE. Any and all process may be served in any action, suit or proceeding arising in connection with this Agreement by complying with the provisions of Section 10.1. Such service of process shall have the same effect as if the Party being served were a resident in the State of New York and had been lawfully served with such process in such jurisdiction. The Parties hereby waive all claims of error by reason of such service. Nothing herein shall affect the right of any Party to service process in any other manner permitted by law or to commence legal proceedings or otherwise proceed against the other in any other jurisdiction to enforce judgments or rulings of the aforementioned courts.

Section 10.9         Waiver.

(a)          THE PARTIES TO THIS AGREEMENT EXPRESSLY WAIVE AND FOREGO ANY RIGHT TO RECOVER PUNITIVE OR EXEMPLARY DAMAGES IN ANY ARBITRATION, LAWSUIT, LITIGATION OR PROCEEDING ARISING OUT OF OR RESULTING FROM ANY CONTROVERSY OR CLAIM ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY (EXCEPT WITH RESPECT TO THE EXTENT OWED TO A THIRD PARTY IN RESPECT OF A THIRD PARTY CLAIM).

(b)          EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY OR CLAIM WHICH MAY ARISE OUT OF OR RELATE TO THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE IT HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

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(c)          EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (i) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE EITHER OF SUCH WAIVERS; (ii) IT UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF SUCH WAIVERS; (iii) IT MAKES SUCH WAIVER VOLUNTARILY; AND (iv) IT HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 10.9.

Section 10.10         Specific Performance. The Parties hereto agree that if any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached, irreparable damage would occur, no adequate remedy at law would exist and damages would be difficult to determine, and that the Parties shall be entitled to specific performance of the terms hereof, in addition to any other remedy at law or equity.

Section 10.11         Invalid Provisions. If any provision of this Agreement is held to be illegal, invalid or unenforceable under any present or future law, and if the rights or obligations of any Party will not be materially and adversely affected thereby, (a) such provision will be fully severable; (b) this Agreement will be construed and enforced as if such illegal, invalid or unenforceable provision had never comprised a part hereof; (c) the remaining provisions of this Agreement will remain in full force and effect and will not be affected by the illegal, invalid or unenforceable provision or by its severance herefrom; and (d) in lieu of such illegal, invalid or unenforceable provision, there will be added automatically as a part of this Agreement a legal, valid and enforceable provision as similar in terms to such illegal, invalid or unenforceable provision as may be possible.

Section 10.12         Governing Law. THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK, WITHOUT REGARD FOR THE CONFLICTS OF LAWS PRINCIPLES THEREOF.

Section 10.13         Counterparts. This Agreement may be executed in any number of counterparts, all of which will constitute one and the same instrument. Each Party may deliver its executed counterpart by electronic mail, and such delivery shall have the same legal effect as hand delivery of an originally executed counterpart,

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Section 10.14       Conflicts of Interest; Privilege.

(a)          If Seller so desires, and without the need for any consent or waiver by the Company or any Subsidiary, Nixon Peabody LLP (“Nixon Peabody”) will be permitted to represent Seller after the Closing in connection with any matter, including any matter related to the transactions contemplated by this Agreement, any other agreements referenced herein or any disagreement or dispute relating thereto. Without limiting the generality of the foregoing, after the Closing, Nixon Peabody will be permitted to represent Seller, any of its agents and Affiliates, or any one or more of them, in connection with any negotiation, transaction or dispute (including any litigation, arbitration or other adversary proceeding) with Purchaser, the Company or any Subsidiary, or any of their agents or Affiliates under or relating to this Agreement, any transaction contemplated by this Agreement, and any related matter, such as claims or disputes arising under other agreements, including with respect to any indemnification claims. Upon and after the Closing, the Company and the Subsidiaries will cease to have any attorney-client relationship with Nixon Peabody, unless and to the extent Nixon Peabody is specifically engaged in writing by the Company or any Subsidiary to represent the Company or Subsidiary after the Closing and either such engagement involves no conflict of interest with respect to any Seller or the Seller consents in writing at the time to such engagement. Any such representation of the Company or any Subsidiary by Nixon Peabody after the Closing will not affect the foregoing provisions hereof.

(b)          Purchaser, for itself and its Affiliates, and its and its Affiliates’ respective successors and assigns, hereby irrevocably and unconditionally acknowledges and agrees that all attorney-client privileged communications between Seller, the Company, any Subsidiary, any equity holder of Seller, or its directors, managers, officers, employees, Affiliates, and/or their counsel, including Nixon Peabody, made solely in connection with the negotiation, preparation, execution, delivery and closing under, or any dispute or proceeding arising under or in connection with, this Agreement or any of the transactions contemplated hereby, which, immediately prior to the Closing, would be deemed to be privileged communications of Seller, the Company or any Subsidiary, any equity holder of a Seller, their respective Affiliates and/or their counsel, and would not be subject to disclosure to Purchaser in connection with any proceeding relating to a dispute arising under or in connection with this Agreement, the transactions contemplated hereby or otherwise, will continue after the Closing to be privileged communications with such counsel and neither Purchaser nor any of its Affiliates nor any Person purporting to act on behalf of or through Purchaser or any of its Affiliates, will seek to obtain the same by any process on the grounds that the privilege attaching to such communications belongs to Purchaser, the Company or any Subsidiary or the business of the Company or any Subsidiary.

[Signature Page Follows]

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IN WITNESS WHEREOF, the Parties have executed this Agreement as of the date first above written.

SPECIAL DIVERSIFIED OPPORTUNITIES INC.

By:	/s/ Kevin J. Bratton
Name: Kevin J. Bratton
Title: Vice President – Finance and CFO

INTERBORO LLC

By:	/s/ Peter G. Schiff
Peter G. Schiff, Manager

Exhibit A

Knowledge of Seller

Jennifer Bolen

Al Brewer

Linda Johnson

Chantal Lecorps

David Nichols

Kevin O’Connor

Jeanne O’Sullivan

Pooja Pamnani

Ed Reilly

Exhibit B

Knowledge of Purchaser

Gregory H.A. Baxter

Kevin Bratton

Ian Estus